                                            FILED PURSUANT TO RULE NO. 424(b)(3)
                                            FILE NOS. 333-42128
                                                      333-42128-01

PROSPECTUS
August 8, 2000

                               (Euro)600,000,000

                         Tyco International Group S.A.

                               OFFER TO EXCHANGE
                 up to (Euro)600,000,000 6 1/8% Notes due 2007
               for any and all outstanding 6 1/8% Notes due 2007
                    Fully and Unconditionally Guaranteed by

                            Tyco International Ltd.

                                 [LOGO OF TYCO]


                               ----------------

Summary of the Exchange Offer

   This document and accompanying Letter of Transmittal relate to the proposed offer by Tyco International Group S.A. (the "Company") to exchange up to
(Euro)600,000,000 aggregate principal amount of new 6 1/8% notes due 2007 for any and all of its outstanding 6 1/8% notes due 2007. The new notes, which are referred to as the "exchange notes," will be freely transferable. The outstanding notes, which are referred to as the "restricted notes," have certain transfer restrictions.

   The restricted notes are, and the exchange notes will be, unsecured and unsubordinated obligations of the Company that are fully and unconditionally guaranteed on an unsecured and unsubordinated basis by Tyco International Ltd.("Tyco"), the Company's corporate parent.

  . The exchange offer expires at 5:00 p.m. New York City time on September 7, 2000, unless extended.

  . All restricted notes that are tendered and not withdrawn will be exchanged promptly upon consummation of the exchange offer.

  . There should be no United States federal income tax consequences to holders of restricted notes who exchange restricted notes for exchange notes pursuant to the exchange offer.

  . Holders of restricted notes do not have any appraisal or dissenters' rights in connection with the exchange offer.

  . Restricted notes not exchanged in the exchange offer will remain outstanding and be entitled to the benefits of the indenture under which they were issued, but except under certain circumstances will not have further exchange or registration rights.

  .  The exchange notes will be listed on the Luxembourg Stock Exchange.

   Each holder of restricted notes wishing to accept the exchange offer must deliver the restricted notes to be exchanged, together with the Letter of Transmittal that accompanies this document and any other required documentation, to the exchange agent identified in this document. Alternatively, you may effect a tender of restricted notes by book-entry transfer into the exchange agent's account at Morgan Guaranty Trust Company of New York, Brussels Office, as operator of the Euroclear System ("Euroclear"), Clearstream Banking, societe anonyme, Luxembourg ("Clearstream, Luxembourg") or the Depository Trust Company ("DTC"). All deliveries are at the risk of the holder. You can find detailed instructions concerning delivery in the "Exchange Offer" section of this document and in the accompanying Letter of Transmittal.

                               ----------------

   NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE EXCHANGE NOTES OR DETERMINED IF THIS DOCUMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

   YOU SHOULD READ THIS ENTIRE DOCUMENT AND THE ACCOMPANYING LETTER OF TRANSMITTAL AND RELATED DOCUMENTS AND ANY AMENDMENTS OR SUPPLEMENTS CAREFULLY BEFORE MAKING YOUR DECISION TO PARTICIPATE IN THE EXCHANGE OFFER.

   YOU SHOULD RELY ONLY ON THE INFORMATION PROVIDED OR INCORPORATED BY REFERENCE IN THIS DOCUMENT. NEITHER THE COMPANY NOR TYCO HAS AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT INFORMATION. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS DOCUMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS DOCUMENT. NEITHER THE DELIVERY OF THIS DOCUMENT OR THE ACCOMPANYING LETTER OF TRANSMITTAL, NOR ANY EXCHANGE MADE PURSUANT TO THIS DOCUMENT SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THE INFORMATION CONTAINED IN THIS DOCUMENT IS CORRECT AS OF ANY SUBSEQUENT DATE.

   THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL TENDERS OF RESTRICTED NOTES BE ACCEPTED FROM, HOLDERS OF RESTRICTED NOTES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR ITS ACCEPTANCE IS UNLAWFUL.

                               ----------------

                               TABLE OF CONTENTS

                               ----------------

                                                                          Page
                                                                          ----
Where You Can Find More Information......................................  ii
Forward Looking Information.............................................. iii
Summary..................................................................   1
The Exchange Offer.......................................................   1
Tyco.....................................................................   3
The Company..............................................................   4
Recent Developments......................................................   4
Ratio of Earnings to Fixed Charges of Tyco...............................   5
Exchange Offer...........................................................   6
Description of the Notes and the Guarantees..............................  16
Enforcement of Civil Liberties...........................................  32
Certain Luxembourg, Bermuda and United States Federal Income Tax
 Consequences............................................................  33
Plan of Distribution.....................................................  36
Legal Matters............................................................  37
Experts..................................................................  37
Listing and General Information..........................................  37

                      WHERE YOU CAN FIND MORE INFORMATION

   In connection with the exchange offer, the Company and Tyco have filed with the United States Securities and Exchange Commission a registration statement under the Securities Act of 1933, relating to the exchange notes. As permitted by SEC rules, this document omits certain information included in the registration statement. For a more complete understanding of the exchange offer, you should refer to the registration statement, including its exhibits.

   Tyco also files annual, quarterly and current reports, proxy statements and other information with the SEC. These filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document filed by Tyco or the Company with the SEC at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms and their copy charges. Tyco's common shares are listed on the New York Stock Exchange, as well as on the London and Bermuda Stock Exchanges. You can obtain information about Tyco from the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

   The SEC allows the Company and Tyco to "incorporate by reference" information in documents filed with the SEC, which means that they can disclose important information to you by referring you to those documents. These incorporated documents contain important business and financial information about the Company and Tyco that is not included in or delivered with this document. The information incorporated by reference is considered to be part of this document, and later information filed with the SEC may update and supersede this information. The Company and Tyco incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the expiration of the exchange offer.

     1. Tyco's Annual Report on Forms 10-K and 10-K/A for the fiscal year ended September 30, 1999.

     2. Tyco's Quarterly Reports on Forms 10-Q and 10-Q/A for the quarters ended December 31, 1999 and March 31, 2000.

     3. Tyco's Current Reports on Form 8-K filed on December 9, 1999, December 10, 1999, January 20, 2000 and July 14, 2000.

     4. The description of Tyco's common shares as set forth in Tyco's Registration Statement on Form 8-A/A filed on March 1, 1999.

   All of the documents described above are available free of charge at the office of Credit Agricole Indosuez Luxembourg S.A., the paying agent in Luxembourg. See "Listing and General Information".

   You may request a copy of these filings at no cost, by writing or calling Tyco at the following address or telephone number:

    Tyco International Ltd.
    The Zurich Centre, Second Floor
    90 Pitts Bay Road
    Pembroke HM 08, Bermuda
    (441) 292-8674

   Exhibits to the documents will not be sent, unless those exhibits have specifically been incorporated by reference in this document.

   To obtain timely delivery of any copies of filings requested, please write or telephone no later than . , 2000, ten days prior to the expiration of the exchange offer.

                          FORWARD LOOKING INFORMATION

   Certain statements contained or incorporated by reference in this document are "forward looking statements" within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. All forward looking statements involve risks and uncertainties. In particular, any statement contained in this document or any document incorporated by reference in this document regarding the consummation and benefits of future acquisitions, as well as expectations with respect to future sales, operating efficiencies and product expansion, are subject to known and unknown risks, uncertainties and contingencies, many of which are beyond the control of the Company and Tyco, which may cause actual results, performance or achievements to differ materially from anticipated results, performances or achievements. Factors that might affect such forward looking statements include, among other things:

  .   overall economic and business conditions;

  .   the demand for Tyco's goods and services;

  . competitive factors in the industries in which the Company and Tyco compete;

  .   changes in government regulation;

  . changes in tax requirements, including tax rate changes, new tax laws and revised tax law interpretations;

  .   results of litigation;

  . interest rate fluctuations, foreign currency rate fluctuations and other capital market conditions;

  . economic and political conditions in international markets, including governmental changes and restrictions on the ability to transfer capital across borders;

  . the ability to achieve anticipated synergies and other costs savings in connection with acquisitions;

  . the timing, impact and other uncertainties of future acquisitions by Tyco; and

  . the timing of construction and the successful operation of the TyCom Global Network(TM).

                                    SUMMARY

   The following summary contains basic information about this exchange offer. It may not contain all the information that is important to you in making your investment decision. More detailed information appears elsewhere in this prospectus and in our consolidated financial statements and accompanying notes that we incorporate by reference. "The Exchange Offer" and the "Description of the Notes and the Guarantees" sections of this prospectus contain more detailed information regarding the terms and conditions of the exchange offer and the exchange notes. Certain capitalized terms used in this prospectus summary are defined elsewhere in this prospectus. Unless the context clearly implies otherwise, the word "Company" refers to Tyco International Group S.A., a Luxembourg corporation, and the word "Tyco" refers to Tyco International Ltd., a Bermuda corporation.

                               THE EXCHANGE OFFER

 Exchange Notes...................  (Euro)600,000,000 in principal amount of our 6 1/8% exchange notes due April 4,
                                    2007. On July 31, 2000, the Noon Buying
                                    Rate for euros was (Euro) 1.00 = U.S.
                                    $.9266. For more details see "Terms of the
                                    Exchange Offer."
 The Exchange Offer...............  We are offering to issue the exchange notes in exchange for a like principal amount of
                                    outstanding notes that we issued on April
                                    4, 2000. We are offering to issue the
                                    exchange notes to satisfy our obligations
                                    contained in the registration rights
                                    agreement we entered into when we sold the
                                    outstanding notes in transactions pursuant
                                    to Rule 144A and Regulation S under the
                                    Securities Act. The outstanding notes were
                                    subject to transfer restrictions that will
                                    not apply to the exchange notes so long as
                                    you are acquiring the exchange notes in the
                                    ordinary course of your business, you are
                                    not participating in a distribution of the
                                    exchange notes and you are not an affiliate
                                    of ours.
 Maturity Date....................  Each exchange note will mature on April 4,
                                    2007.
 Interest Payment Dates...........  The exchange notes will pay interest on
                                    April 4 of each year commencing April 4,
                                    2001.
 Guarantees.......................  Tyco will unconditionally guarantee the due and punctual payment of the principal of
                                    and premium, if any, and interest on and
                                    any other obligations of the Company under
                                    the indenture with respect to the exchange
                                    notes when and as the same shall become due
                                    and payable, whether at maturity, upon
                                    redemption or otherwise. The guarantees
                                    provide that in the event of a default in
                                    payment of principal or of premium, if any,
                                    or interest on a note, the holder of that
                                    note may institute legal proceedings
                                    directly against Tyco to enforce the
                                    guarantees without first proceeding against
                                    the Company.
 Ranking..........................  The exchange notes and the guarantees are direct, unsecured and unsubordinated
                                    obligations of the Company and Tyco,
                                    respectively, and will rank equally with
                                    other unsecured and unsubordinated
                                    obligations of the Company for money
                                    borrowed and of Tyco for guarantees of
                                    money borrowed. The exchange notes will be
                                    effectively subordinated to all existing
                                    and future indebtedness and other
                                    liabilities of the Company's subsidiaries.
 Optional Redemption..............  The Company may redeem all of the exchange notes at any time or from time to time at
                                    the redemption price described under the
                                    heading "Description of the Notes and the
                                    Guarantees--Redemption" plus accrued
                                    interest, if any, to the date of
                                    redemption.

 Certain Covenants................  The Indenture governing the exchange notes contains covenants that, among other
                                    things, limit our ability to:
                                    .create liens;
                                    .engage in certain sale/leaseback
                                    transactions;
                                    .merge or consolidate with another company;
                                    or
                                    .transfer substantially all of our assets.
                                    For more details, see the section under the
                                    heading "Description of the Notes and the
                                    Guarantees--Certain Covenants" in the
                                    prospectus.
 Use of Proceeds..................  Neither the Company nor Tyco will receive any proceeds from the issuance of the
                                    exchange notes.
 Denominations and Issuance of      The exchange notes will be issued only in
  exchange notes..................  registered form without coupons, in minimum denominations of (Euro)1,000 and multiples
                                    of (Euro)1,000.
 Tenders, Expiration Date,          The exchange offer will expire at 5:00
  Withdrawal......................  p.m., New York City time, on September 7,
                                    2000, unless it is extended. To tender your
                                    outstanding notes you must follow the
                                    detailed procedures described under the
                                    heading "The Exchange Offer--Procedures for
                                    Tendering" including special procedures for
                                    certain beneficial owners and broker-
                                    dealers. If you decide to exchange your
                                    outstanding notes for exchange notes, you
                                    must acknowledge that you do not intend to
                                    engage in and have no arrangement with any
                                    person to participate in a distribution of
                                    the exchange notes. If you decide to tender
                                    your outstanding notes pursuant to the
                                    exchange offer, you may withdraw them at
                                    any time prior to 5:00 p.m., New York City
                                    time, on the expiration date.
 Federal Income Tax Consequences..  Your exchange of outstanding notes for exchange notes pursuant to the exchange
                                    offer will not result in a gain or loss to
                                    you.
 Exchange Agent...................  The Bank of New York is the exchange agent for the exchange offer.
 Failure to Exchange Your           If you fail to exchange your outstanding
  outstanding Rule 144A notes and   Rule 144A notes for exchange notes in the
  Trading Market..................  exchange offer, your outstanding notes will continue to be subject to transfer
                                    restrictions and you will not have any
                                    further rights under the registration
                                    rights agreement, including any right to
                                    require us to register your outstanding
                                    notes or to pay any additional interest. To
                                    the extent that outstanding notes are
                                    tendered and accepted in the exchange
                                    offer, your ability to sell untendered, and
                                    tendered but unaccepted, outstanding notes
                                    could be adversely affected. There may be
                                    no trading market for the outstanding
                                    notes.
                                    There can be no assurance that an active
                                    public market for the exchange notes will
                                    develop or as to the liquidity of any
                                    market that may develop for the exchange
                                    notes, the ability of holders to sell the
                                    exchange notes, or the price at which
                                    holders would be able to sell the exchange
                                    notes. For more details, see the sections
                                    "Clearing of the Notes" and "Absence of a
                                    Public Market" under the heading "Exchange
                                    Offer".

                                      TYCO

   On July 2, 1997, a wholly owned U.S. subsidiary of what was formerly ADT Limited, a Bermuda company ("ADT"), merged with Tyco International Ltd., a Massachusetts corporation ("Former Tyco"). Upon consummation of the merger, ADT (the continuing Bermuda public company) changed its name to Tyco International Ltd.("Tyco"). Former Tyco became a wholly owned subsidiary of Tyco and changed its name to Tyco International (US) Inc.

   Tyco manages its business based on the following four operating segments:

 Telecommunications and Electronics

   Tyco's Telecommunications and Electronics segment is comprised of:

  . Tyco Electronics, including the company formerly known as AMP Incorporated, which designs and manufactures electrical connectors, interconnection systems, touch screens and wireless systems, and the company formerly known as Raychem Corporation, which develops and manufactures high-performance electronic components;

  . TyCom Ltd., which designs, manufactures, installs and services undersea communications cable systems; and

  . Tyco Printed Circuit Group, which designs and manufactures multi-layer printed circuit boards, backplane assemblies and similar components.

 Healthcare and Specialty Products

   Tyco's Healthcare and Specialty Products segment is comprised of:

  . Tyco Healthcare Group, which manufactures and distributes a wide variety of disposable medical products, including woundcare products, syringes and needles, sutures and surgical staplers, incontinence products, electrosurgical instruments and laparoscopic instruments;

  . Tyco Plastics and Adhesives, which manufactures flexible plastic packaging, plastic bags and sheeting, coated and laminated packaging materials, tapes and adhesives and plastic garment hangers; and

  . ADT Automotive, which provides auto redistribution services in the United States.

 Fire and Security Services

   Tyco's Fire and Security Services segment:

  . designs, installs and services a broad line of fire detection, prevention and suppression systems worldwide;

  .  provides electronic security installation and monitoring services; and

  .  manufactures and services fire extinguishers and related products.

 Flow Control Products and Services

   Tyco's Flow Control Products and Services segment:

  . manufactures and distributes pipe, fittings, valves, valve actuators, couplings and related products which are used to transport, control and measure the flow of liquids and gases;

  . manufactures and distributes fire sprinkler devices, specialty valves, plastic pipe and fittings used in commercial, residential and industrial fire protection systems; and

  . provides engineering and consulting services focusing on the design, construction and operation of water and wastewater facilities.

   Tyco is a Bermuda company whose registered and principal executive offices are located at The Zurich Centre, Second Floor, 90 Pitts Bay Road, Pembroke HM 08, Bermuda, and its telephone number is (441) 292-8674. The executive offices of Tyco's principal United States subsidiaries are located at One Tyco Park, Exeter, New Hampshire 03833, and the telephone number there is (603) 778-9700.

   Tyco's strategy is to be the low-cost, high-quality producer and provider in each of its markets. It promotes its leadership position by investing in existing businesses, developing new markets and acquiring complementary businesses and products. Combining the strengths of its existing operations and its business acquisitions, Tyco seeks to enhance shareholder value through increased earnings per share and strong cash flows.

   Tyco reviews acquisition opportunities in the ordinary course of its business, some of which may be material and some of which are currently under investigation, discussion or negotiation. There can be no assurance that any of such acquisitions will be consummated.

                                  THE COMPANY

   Tyco International Group S.A., a Luxembourg company, was formed on March 30, 1998, as a wholly owned subsidiary of Tyco. The registered and principal offices of the Company are located at 6, avenue Emile Reuter, Second Floor, L-2420 Luxembourg, and its telephone number is 011-352-46-43-40-1. The Company is a holding company whose only business is to own indirectly a substantial portion of the operating subsidiaries of Tyco. Otherwise, it conducts no independent business.

                              RECENT DEVELOPMENTS

   On June 28, 2000, Tyco announced that one of its subsidiaries had entered into a definitive agreement to acquire Mallinckrodt Inc., a global healthcare company. Mallinckrodt shareholders are expected to receive Tyco shares valued at approximately $47.50 for each share of Mallinckrodt. The transaction is valued at approximately $4.2 billion and is contingent upon customary regulatory review and approval by Mallinckrodt shareholders. Mallinckrodt will be integrated within Tyco's Healthcare group. Tyco intends to account for the acquisition as a purchase.

   On January 17, 2000, Tyco announced that its undersea fiber optics business will design, build, install, operate and maintain its own global undersea fiber optic communications network, to be known as the TyCom Global Network(TM). In July 2000, Tyco offered approximately 12 percent of TyCom Ltd., its undersea fiber optic cable business, for sale in an initial public offering. Net proceeds from the offering were approximately $1.9 billion.

   On July 19, 2000, Tyco announced its results for the third quarter of fiscal 2000, the three and nine months ended June 30, 2000. Tyco reported that diluted earnings per share before non-recurring charges and credits and extraordinary item, for its third quarter ended June 30, 2000 were 58 cents per share, a 38 percent increase over 42 cents per share for the same quarter last year. Net income rose to $992.1 million, an increase of 42 percent compared to $699.4 million last year. Sales for the quarter rose 27 percent to $7.42 billion compared with last year's $5.82 billion. The results for last year are before restructuring and non-recurring charges and extraordinary item. After giving effect to restructuring and other non-recurring charges and credits, diluted earnings per share before extraordinary item were 58 cents, or $997.3 million, in fiscal 2000 compared to 13 cents, or $212.2 million, in fiscal 1999.

   Income before non-recurring charges and credits and extraordinary items for the nine months of fiscal 2000 rose to $2.63 billion, or $1.54 per diluted share, a 44 percent increase over last year's diluted per share earnings of $1.07. After giving effect to acquisition related and other non-recurring charges and credits, diluted earnings per share before extraordinary item were $1.52, or $2.61 billion for the first nine months of fiscal 2000 compared to 17 cents, or $286.9 million, in fiscal 1999. Revenues for the nine months increased to $21.13 billion, 30 percent higher than last year's $16.27 billion.

                   RATIO OF EARNINGS TO FIXED CHARGES OF TYCO

   The following table sets forth the ratio of earnings to fixed charges of Tyco for the six months ended March 31, 2000, the years ended September 30, 1999 and 1998, the nine-month transition period ended September 30, 1997 and the years ended December 31, 1996 and 1995.

                        Six Months   Year Ended     Nine Months   Year Ended
                          Ended     September 30,      Ended      December 31,
                        March 31,  --------------- September 30, -------------
                           2000     1999    1998      1997(4)     1996   1995
                        ---------- ------- ------- ------------- ------ ------
Ratio of earnings to
 fixed
 charges (1)(2)(3).....    5.66       3.53    5.07     1.00        2.54   4.68

--------
(1) For purposes of determining the ratio of earnings to fixed charges, earnings consist of income (loss) before income taxes, extraordinary items, cumulative effect of accounting changes and fixed charges. Fixed charges consist of interest on indebtedness, amortization of debt expenses and one-third of rent expense which is deemed representative of an interest factor.

(2) On July 2, 1997, Tyco, formerly called ADT Limited, merged with Tyco International Ltd., a Massachusetts corporation ("Former Tyco"). On April 2, 1999, October 1, 1998, August 29, 1997 and August 27, 1997, Tyco
    consummated mergers with AMP Incorporated, United States Surgical Corporation, Keystone International, Inc. and Inbrand Corporation, respectively. Each of the five merger transactions qualifies for the pooling of interests method of accounting. As such, the ratios of earnings to fixed charges presented above include the effect of the mergers, except that the calculation presented above for periods prior to January 1, 1997 does not include Inbrand due to immateriality.

    Prior to their respective mergers, AMP, US Surgical, Keystone, and ADT had December 31 year ends and Former Tyco had a June 30 fiscal year end. The historical results upon which the ratios are based have been combined using a December 31 year end for AMP, US Surgical, Keystone, ADT and Former Tyco for the year ended December 31, 1996. For 1995, the ratio of earnings to fixed charges reflects the combination of AMP, US Surgical, Keystone and ADT with a December 31 year end and Former Tyco with a June 30 fiscal year end.

(3) Earnings for the six months ended March 31, 2000, the years ended September 30, 1999 and 1998, the nine months ended September 30, 1997 and the years ended December 31, 1996 and 1995 include merger, restructuring and other non-recurring (credits) charges of $(74.4) million (of which $1.0 million is included in cost of sales), $1,035.2 million (of which $106.4 million is included in cost of sales), $256.9 million, $947.9 million, $344.1 million and $97.1 million, respectively. Earnings also include charges for the impairment of long-lived assets of $99.0 million, $507.5 million, $148.4 million, $744.7 million and $8.2 million in the six months ended March 31, 2000, the year ended September 30, 1999, the nine months ended September 30, 1997 and the years ended December 31, 1996 and 1995, respectively. The 1997 period also includes a write-off of purchased in-process research and development of $361.0 million. The 1995 period also includes a net loss on the disposal of businesses of $34.4 million.

    On a pro forma basis, the ratio of earnings to fixed charges excluding merger, restructuring and other non-recurring (credits) charges, charges for the impairment of long-lived assets, the write-off of purchased in-process research and development and the net loss on the disposal of businesses would have been 5.71x, 5.82x, 5.68x, 6.81x, 5.76x and 5.09x for the six months ended March 31, 2000, the years ended September 30, 1999 and 1998, the nine months ended September 30, 1997 and the years ended December 31, 1996 and 1995, respectively.

    (4) In September 1997, Tyco changed its fiscal year end from December 31 to September 30. Accordingly, the nine-month transition period ended September 30, 1997 is presented.

                                 EXCHANGE OFFER

Reason for the Exchange Offer

   The Company initially sold the restricted notes on April 4, 2000 to Merrill Lynch International, J.P. Morgan Securities Ltd., ABN AMRO Bank N.V., Banca d'Intermediazione Mobiliare IMI Spa, Banque Nationale de Paris, Barclays Bank PLC, Bayerische Hypo- und Vereinsbank AG, Commerzbank Aktiengesellschaft, Credit Lyonnais, Credit Suisse First Boston (Europe) Limited, Deutsche Bank Aktiengesellschaft, Dresdner Bank AG London Branch, HSBC Bank plc, and Westdeutsche Landesbank Girozentrale, collectively referred to as the "Managers," pursuant to a Purchase Agreement dated March 30, 2000 among the Company, Tyco as guarantor, and the Managers. The Managers subsequently resold or were permitted to resell the restricted notes:

  . outside the United States in accordance with the provisions of Regulation S under the Securities Act; and

  . to qualified institutional buyers in accordance with the provisions of Rule 144A under the Securities Act.

   In connection with the offering of the restricted notes, the Company, Tyco as guarantor, and the Managers entered into a Registration Rights Agreement dated April 4, 2000, in which the Company agreed, among other things:

  . to file with the SEC on or before September 1, 2000, a registration statement relating to an exchange offer for the restricted notes;

  . to use its reasonable best efforts to cause the exchange offer registration statement to be declared effective under the Securities Act on or before October 1, 2000;

  . upon the effectiveness of the exchange offer registration statement, to offer the holders of the restricted notes the opportunity to exchange their restricted notes in the exchange offer for a like principal amount of exchange notes;

  . to keep the exchange offer open for not less than 30 days, or longer, if required by applicable law, after notice of the exchange offer is mailed to holders of restricted notes; and

  . to use its reasonable best efforts to consummate the exchange offer on or before October 30, 2000.

   The Company also agreed, under certain circumstances:

  . to use its reasonable best efforts to file a shelf registration statement relating to the offer and sale of the restricted notes by the holders of the restricted notes;

  . to use its reasonable best efforts to cause such shelf registration statement to be declared effective; and

  . to use its reasonable best efforts to keep such shelf registration statement effective for two years after the shelf registration statement becomes effective or until the restricted notes covered by the shelf registration statement have been sold or cease to be outstanding.

   The exchange offer being made by this document is intended to satisfy the Company's exchange and registration obligations under the Registration Rights Agreement. If the Company fails to fulfill such obligations, holders of outstanding restricted notes are entitled to receive additional interest at the rate of 0.25% per annum for each violation of the obligations. The rate will increase by an additional 0.25% each 90-day period during which the additional interest continues to accrue. The maximum aggregate increase to the interest rate under all circumstances is 0.5% per annum. After the Company has cured all defaults of its registration and exchange obligations, the accrual of additional interest on the restricted notes will cease, and the interest rate for each series of restricted notes will revert to its original rate.

   For a more complete understanding of your exchange and registration rights, please refer to the Registration Rights Agreement, which is included as Exhibit
4.4 to the registration statement relating to the exchange notes.

Transferability of the Exchange Notes

   Based on certain no-action letters issued by the staff of the SEC to others in unrelated transactions, the Company believes that a noteholder may offer for resale, resell or otherwise transfer any exchange notes without compliance with the registration and prospectus delivery requirements of the Securities Act, unless the noteholder is

  . acquiring the exchange notes other than in the ordinary course of business;

  . participating, intends to participate or has an arrangement or understanding with any person to participate, in a distribution of the exchange notes;

  . an "affiliate" of the Company, as defined in Rule 405 under the Securities Act; or

  . a Manager who acquired restricted notes directly from the Company in the initial offering to resell pursuant to Regulation S, Rule 144A or any other available exemption under the Securities Act.

   In any of the foregoing circumstances, a noteholder

  . will not be able to rely on the interpretations of the staff of the SEC, in connection with any offer for resale, resale or other transfer of exchange notes; and

  . must comply with the registration and prospectus delivery requirements of the Securities Act, or have an exemption available, in connection with any offer for resale, resale or other transfer of the exchange notes.

   The Company is not making this exchange offer to, nor will it accept surrenders of restricted notes from, holders of restricted notes in any state in which this exchange offer would not comply with the applicable securities laws or "blue sky" laws of such state.

   Each broker-dealer that receives exchange notes for its own account in exchange for restricted notes, where such restricted notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See "Plan of Distribution" on page 36.

Clearing of the Notes

   Upon consummation of the Exchange Offer, the exchange notes will have a different CUSIP number, a different Euroclear and Clearstream, Luxembourg Common Code and a different ISIN from those under which the Rule 144A notes have traded (and, to the extent not tendered, will continue to trade).

   Regulation S notes not tendered for exchange will continue to clear through Euroclear and Clearstream, Luxembourg under their original Common Code (010982758) and their ISIN will remain the same (XS0109827583). Regulation S notes (unless acquired by a Manager as part of their original distribution) may now be sold in the United States or to U.S. persons and, upon any such transfer, a beneficial interest in the Regulation S global note will be able to be exchanged for an interest in the exchange global note in accordance with procedures established by Euroclear or Clearstream, Luxembourg and DTC.

   Beneficial interests in the restricted Regulation S global note may be transferred to a person who takes delivery in the form of an interest in the Regulation S global note upon receipt by the trustee of a written certification from the transferor, in the form provided in the indenture, to the effect that the transfer is being made in accordance with Rule 903 or 904 of Regulation S.

   The Company and Tyco cannot predict the extent to which beneficial owners of an interest in the Regulation S global note will participate in the exchange offer. Beneficial owners should consult their own financial advisors as to the benefits to be obtained from exchange.

Use of Proceeds

   Neither the Company nor Tyco will receive any cash proceeds from the issuance of the exchange notes. As consideration for the exchange notes, the Company will receive in exchange an equivalent principal amount of outstanding restricted notes, the terms of which are substantially identical to the terms of the exchange notes, except that the exchange notes will be freely transferable and issued free of any covenants regarding exchange and registration rights.

   The Company will retire and cancel the restricted notes surrendered in exchange for the exchange notes. Accordingly, the issuance of the exchange notes under the exchange offer will not result in any change in the outstanding aggregate indebtedness of the Company.

Terms of the Exchange Offer

   The restricted notes were issued in a single series of 6 1/8% notes due 2007. As of the date of this document, (Euro)600,000,000 aggregate principal amount of the 6 1/8% notes are outstanding.

   The rates set forth below are provided solely for the convenience of the reader. No representation is made that euros could have been, or could be, converted into U.S. dollars at that rate or at any other rate.

   On July 31, 2000, the Noon Buying Rate for euros was (Euro)1.00=U.S. $.9266.

   The table below sets forth for the periods indicated the Noon Buying Rates expressed in U.S. dollars per euro:

                                                     Rate
                                                    at End
                                                      of
      Period                                        Period Average  High   Low
      ------                                        ------ ------- ------ ------
      Year Ended December 31, 1999................. 1.0070 1.0588  1.1812 1.0016
      Period Ended July 31, 2000................... 0.9266 0.9457  1.0335 0.8891

   Upon the terms and subject to the conditions set forth in this document and in the accompanying Letters of Transmittal, the Company will accept all restricted notes validly tendered and not withdrawn prior to 5:00 p.m. New York City time on September 7, 2000, the date that the exchange offer expires. This date and time may be extended. See "Expiration Date; Extensions; Amendments" below. After authentication of the exchange notes by the trustee under the indenture governing the notes or an authenticating agent, the Company will issue and deliver (Euro)1,000 principal amount of exchange notes in exchange for each (Euro)1,000 principal amount of outstanding restricted notes accepted in the exchange offer. Holders may tender some or all of their restricted notes pursuant to the exchange offer in denominations of (Euro)1,000 and integral multiples thereof.

   The form and terms of the exchange notes are identical in all material respects to the form and terms of the outstanding restricted notes, except that:

  . the offering of the exchange notes has been registered under the Securities Act;

  .   the exchange notes will not be subject to transfer restrictions; and

  . the exchange notes will be issued free of any covenants regarding exchange and registration rights.

   The exchange notes will be issued under and entitled to the benefits of the indenture that governs the restricted notes.

   In connection with the issuance of the restricted notes, the Company arranged for the restricted notes to be issued and transferable in book-entry form through the facilities of Morgan Guaranty Trust Company of New York, Brussels office, as operator of the Euroclear System ("Euroclear"), Clearstream Banking, societe anonyme, Luxembourg ("Clearstream, Luxembourg") and The Depository Trust Company, acting as a depositary. The exchange notes will also be issuable and transferable in book-entry form through Euroclear, Clearstream, Luxembourg and DTC.

   This document, together with the accompanying Letter of Transmittal, is initially being sent to all registered holders of restricted notes as of the close of business on August 8, 2000. The exchange offer for restricted notes is not conditioned upon any minimum aggregate principal amount being tendered. However, the exchange offer is subject to certain customary conditions which may be waived by the Company, and to the terms and provisions of the Registration Rights Agreement. See "Conditions to the Exchange Offer" below.

   The exchange agent is The Bank of New York, which also serves as trustee under the indenture that governs the notes. The Company will be deemed to have accepted validly tendered restricted notes when, as and if the Company has given oral or written notice thereof to the exchange agent. The exchange agent will act as agent of the tendering holders for the purpose of receiving exchange notes from the Company and as agent of the Company for the purpose of delivering exchange notes to such holders. See "Exchange Agent" below.

   If any tendered restricted notes are not accepted for exchange because of an invalid tender or the occurrence of certain other events set forth herein, certificates for any such unaccepted restricted notes will be returned (if in certificated form) or credited to an account maintained with Euroclear, Clearstream, Luxembourg or DTC, as the case may be, at the Company's cost, to the tendering holder as promptly as practicable after the expiration of the exchange offer.

   Holders who tender restricted notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letters of Transmittal, transfer taxes with respect to the exchange of restricted notes pursuant to the exchange offer. The Company will pay all charges and expenses, other than certain applicable taxes, in connection with the exchange offer. See "Solicitation of Tenders, Fees and Expenses" below.

Expiration Date; Extensions; Amendments

   The exchange offer will expire at 5:00 p.m. New York City time on September 7, 2000 unless the Company, in its sole discretion, extends the exchange offer. The Company may extend the exchange offer at any time and from time to time by giving oral or written notice to the exchange agent and by timely public announcement.

   The Company reserves the right, in its sole discretion, to amend the terms of the exchange offer in any manner. If any of the conditions set forth below under "Conditions to the Exchange Offer" has occurred and has not been waived by the Company, the Company expressly reserves the right, in its sole discretion, by giving oral or written notice to the exchange agent, to:

  . delay acceptance of, or refuse to accept, any restricted notes not previously accepted;

  .   extend the exchange offer; or

  .   terminate the exchange offer.

   Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof by the Company to the registered holders of the restricted notes. If the exchange offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment in a manner reasonably calculated to inform the holders of such amendment, and the Company will extend the exchange offer to the extent required by law. If the exchange offer is terminated, federal law requires that the Company promptly either exchange or return all restricted notes that have been tendered.

   The Company will have no obligation to publish, advise, or otherwise communicate any delay in acceptance, extension, termination or amendment of the exchange offer other than by making a timely press release. The Company may also publicly communicate these matters in any other appropriate manner of its choosing.

Interest on the Exchange Notes

   Interest on the exchange notes will accrue from April 4, 2000 (or, if interest has been paid on the restricted notes, then from the last interest payment date on which interest was paid on the restricted notes surrendered in exchange therefor). The exchange notes will bear interest at a rate of 6 1/8% per annum. Interest on the exchange notes will be payable on April 4(th) of each year. Assuming that the exchange offer is consummated prior to April 4, 2001, as anticipated, interest on the exchange notes will first become payable beginning on April 4, 2001.

Procedures for Tendering

   Only a Euroclear participant, Clearstream, Luxembourg participant or a DTC participant listed on a DTC securities position listing with respect to the restricted notes may tender its restricted notes in the exchange offer. To tender restricted notes in the exchange offer:

  . holders of restricted notes that are DTC participants may follow the procedures for book-entry transfer as provided for below under "Book-Entry Transfer" and in the Letter of Transmittal.

  . Euroclear participants and Clearstream, Luxembourg participants on behalf of the beneficial owners of notes are required to use book-entry transfer pursuant to the standard operating procedures of Euroclear or Clearstream, Luxembourg, as the case may be, which include transmission of a computer-generated message to Euroclear or Clearstream, Luxembourg, as the case may be, in lieu of a Letter of Transmittal. See the term "Agent's Message" under "Book-entry Transfer".

   To be effective, a tender must be made prior to the expiration of the exchange offer.

   Any beneficial owner whose restricted notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender restricted notes in the exchange offer should contact such registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. Delivery of documents to Euroclear, Clearstream, Luxembourg or DTC in accordance with their respective procedures will NOT constitute delivery to the exchange agent.

   The tender by a holder of restricted notes will constitute an agreement between such holder, the Company and the exchange agent in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal. If less than all the restricted notes held by a holder of restricted notes are tendered, a tendering holder should fill in the amount of restricted notes being tendered in the specified box on the Letter of Transmittal. The entire amount of restricted notes delivered to the exchange agent will be deemed to have been tendered unless otherwise indicated.

   The Letter of Transmittal includes representations by the tendering holder to the Company that, among other things:

  . any exchange notes received by the tendering holder will be acquired in the ordinary course of its business;

  . the tendering holder has no arrangement or understanding with any person to participate in the distribution of the exchange notes; and

  . the tendering holder is not an "affiliate," as defined in Rule 405 under the Securities Act, of the Company, or, if it is an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

   A Letter of Transmittal of a broker-dealer that receives exchange notes for its own account in exchange for restricted notes that were acquired by it as a result of market-making or other trading activities must also include an acknowledgment that the broker-dealer will deliver a copy of this document in connection with the resale of such exchange notes. By so acknowledging and by delivering a prospectus, such broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. See "Plan of Distribution."

   The method of delivery of restricted notes and Letters of Transmittal and all other required documents or transmittal of an Agent's Message, as described below under "Book-Entry Transfer," to the exchange agent is at the election and risk of the holders of restricted notes. Instead of delivery by mail, it is recommended that holders of restricted notes use an overnight or hand delivery service. In all cases, sufficient time should be allowed to ensure delivery to the exchange agent prior to the expiration of the exchange offer. No Letters of Transmittal should be sent to the Company.

   Signatures on a Letter of Transmittal or a notice of withdrawal described in "Withdrawal of Tenders" below must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (each, an "Eligible Institution"), unless the corresponding restricted notes are tendered

  . by a registered holder who has not completed the box entitled "Special Registration Instructions" or the box entitled "Special Delivery Instructions" in the Letter of Transmittal; or

  .   for the account of an Eligible Institution.

   If a Letter of Transmittal is signed by a person other than the registered holder, the corresponding restricted notes must be endorsed or accompanied by appropriate bond powers which authorize such person to tender the restricted notes on behalf of the registered holder, in either case signed as the name of the registered holder or holders appears on the restricted notes. If a Letter of Transmittal or any restricted notes or bond powers are signed or endorsed by trustees, executors, administrators, guardians, attorneys-in-fact, officers or corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, submit evidence satisfactory to the Company of their authority to so act with such Letter of Transmittal.

   All questions as to the validity, form, eligibility, acceptance and withdrawal of the tendered restricted notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject restricted notes not properly tendered or any restricted notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the absolute right to waive any irregularities or conditions of tender as to particular restricted notes. The Company's interpretation of the terms and conditions of the Exchange Offer, including the instructions in the Letters of Transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of restricted notes must be cured within such time as the Company shall determine.

   Although the Company intends to notify tendering holders of defects or irregularities with respect to tenders of restricted notes, neither the Company, the exchange agent nor any other person will be under any duty or obligation to do so, and no person will incur any liability for failure to give such notification. Restricted notes will not be validly tendered until such irregularities have been cured or waived. Any restricted notes received by the exchange agent that the Company determines are not properly tendered or the tender of which is otherwise rejected by the Company will be returned by the exchange agent to the tendering holder or other person specified in the appropriate Letter of Transmittal as soon as practicable following the expiration of the exchange offer.

   The Company reserves the right in its sole discretion:

  . to purchase or make offers for any restricted notes that remain outstanding subsequent to the expiration of the exchange offer;

  . to terminate the exchange offer, as set forth in "Conditions to the Exchange Offer" below; and

  . to the extent permitted by applicable law, to purchase restricted notes during the pendency of the exchange offer in the open market, in privately negotiated transactions or otherwise.

   The terms of any such purchases or offers may differ from the terms of the exchange offer.

Book-entry Transfer

   The Company understands that the exchange agent will make a request promptly after the date of this document to establish accounts with respect to the restricted notes at Euroclear, Clearstream, Luxembourg and DTC for the purpose of facilitating the exchange offer. Any financial institution that is a participant in DTC's system may make book-entry delivery of restricted notes by causing DTC to transfer such restricted notes into the Exchange Agent's DTC account in accordance with DTC's Automated Tender Offer Program procedures for such transfer. Any participant in Euroclear or Clearstream, Luxembourg may make book-entry delivery of Regulation S restricted notes by causing Euroclear or Clearstream, Luxembourg to transfer such notes into the exchange agent's account in accordance with established Euroclear or Clearstream, Luxembourg procedures for transfer. The exchange for tendered restricted notes will only be made after a timely confirmation of a book-entry transfer of the restricted notes into the exchange agent's account, and timely receipt by the exchange agent of an Agent's Message.

   The term "Agent's Message" means a message, transmitted by Euroclear, Clearstream, Luxembourg or DTC, as the case may be, and received by the exchange agent and forming part of the confirmation of a book-entry transfer, which states that Euroclear, Clearstream, Luxembourg or DTC, as the case may be, has received an express acknowledgment from a participant tendering restricted notes and that such participant has received an appropriate Letter of Transmittal and agrees to be bound by the terms of the Letter of Transmittal, and the Company may enforce such agreement against the participant. Delivery of an Agent's Message will also constitute an acknowledgment from the tendering Euroclear, Clearstream, Luxembourg or DTC participant, as the case may be, that the representations contained in the appropriate Letter of Transmittal and described on page 13 above are true and correct.

Guaranteed Delivery Procedures

   Holders who wish to tender their restricted notes and:

  .   whose restricted notes are not immediately available,

  . who cannot deliver their restricted notes, the Letter of Transmittal or any other required documents to the exchange agent prior to the expiration of the exchange offer, or

  . who cannot complete the procedure for book-entry transfer on a timely basis, may effect a tender if:

       1. the tender is made through an Eligible Institution;

       2. prior to the expiration of the exchange offer the exchange agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery by facsimile transmittal, mail or hand delivery; and

       3. certificate(s) representing all tendered restricted notes in proper form for transfer, together with a properly completed and executed Letter of Transmittal, or a facsimile thereof and all other documents required by the Letter of Transmittal, or confirmation of a book-entry transfer into the exchange agent's account at Euroclear, Clearstream, Luxembourg or DTC, as the case may be, of restricted notes delivered electronically, are received by the exchange agent within three business days after the expiration of the exchange offer.

   A Notice of Guaranteed Delivery must state:

  .   the name and address of the holder;

  . if the restricted notes will be tendered by their registered holder, the certificate number or numbers of such restricted notes;

  .   the principal amount of such restricted notes tendered;

  .   that the tender is being made thereby; and

  . that the holder guarantees that, within three business days after the expiration of the exchange offer, a Letter of Transmittal or facsimile thereof, together with the certificate(s) representing the restricted notes to be tendered in proper form for transfer and any other documents required by the Letter of Transmittal, or confirmation of a book-entry transfer into the exchange agent's account at Euroclear, Clearstream, Luxembourg or DTC, as the case may be, of restricted notes delivered electronically, will be deposited by the Eligible Institution with the exchange agent.

   Forms of the Notice of Guaranteed Delivery will be available from the exchange agent upon request.

Withdrawal of Tenders

   Except as otherwise provided herein, tenders of restricted notes may be withdrawn at any time prior to the expiration of the exchange offer by delivery of a written or facsimile transmission notice of withdrawal to the exchange agent at its address set forth in this document.

   Any such notice of withdrawal must:

  . specify the name of the person having deposited the restricted notes to be withdrawn;

  . identify the restricted notes to be withdrawn, including the certificate number or number and principal amount of such restricted notes or, in the case of restricted notes transferred by book-entry transfer, the name and number of the account at Euroclear, Clearstream, Luxembourg or DTC, as the case may be, to be credited;

  . be signed by the depositor of the restricted notes in the same manner as the original signature on the Letter of Transmittal by which such restricted notes were tendered, including any required signature guarantee, or be accompanied by documents of transfer sufficient to permit the registrar to register the transfer of such restricted notes into the name of the party withdrawing the tender or, in the case of restricted notes transferred by book-entry transfer, be transmitted by Euroclear, Clearstream, Luxembourg or DTC, as the case may be, and received by the exchange agent in the same manner as the Agent's Message transferring the notes; and

  . specify the name in which any such restricted notes are to be registered, if different from that of the depositor of the restricted notes.

   All questions as to the validity, form and eligibility of such withdrawal notices will be determined by the Company, whose determination shall be final and binding on all parties. Any restricted notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer, and no exchange notes will be issued with respect thereto unless the restricted notes so withdrawn are validly retendered. Any restricted notes that have been tendered but are not accepted for exchange will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn restricted notes may be retendered by following one of the procedures described above under "Procedures for Tendering" at any time prior to the expiration of the exchange offer.

Conditions to the Exchange Offer

   The Company will not be required to accept for exchange, or to exchange notes for, any restricted notes, and may terminate or amend the exchange offer before the acceptance of such restricted notes if, in the Company's judgment, any of the following conditions has occurred:

  . the exchange offer, or the making of any exchange by a holder of restricted notes, violates applicable law or the applicable interpretations of the SEC staff;

  . any action or proceeding shall have been instituted or threatened in any court or by or before any governmental agency or body with respect to the exchange offer; or

  . there has been adopted or enacted any law, statute, rule or regulation that can reasonably be expected to impair the ability of the Company to proceed with the exchange offer.

   See "Expiration Date; Extensions; Amendments" above for a discussion of possible Company actions if any of the foregoing conditions occur.

   The foregoing conditions are for the sole benefit of the Company. They may be asserted by the Company regardless of the circumstances giving rise to any such condition or may be waived by the Company in whole or in part at any time and from time to time in its sole discretion. The failure by the Company at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, and each such right will be deemed an ongoing right which may be asserted at any time and from time to time.

Exchange Agent

   The Bank of New York has been appointed as exchange agent for the exchange offer. Requests for assistance and requests for additional copies of this document or of the Letter of Transmittal should be directed to the exchange agent addressed as follows:

By Mail                                 By Overnight or Hand Delivery
                                        The Bank of New York
The Bank of New York                    101 Barclay Street
101 Barclay Street, 7E                  Corporate Trust Services Window
New York, New York 10286                Ground Level
                                        New York, New York 10286
Attention: Kin Lau
Reorganization Department               Attention: Kin Lau
                                        Reorganization Department

                            Facsimile Transmission:
                                 (212) 815-6331

                   Information or Confirmation by Telephone:
                                 (212) 815-3750

Solicitation of Tenders; Fees and Expenses

   The principal solicitation pursuant to the exchange offer is being made by the Company by mail and through the facilities of DTC, Euroclear and Clearstream, Luxembourg. Additional solicitations may be made by officers and regular employees of the Company and its affiliates in person or by telegraph, telephone, facsimile transmission, electronic communication or similar methods.

   The Company has not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or other persons soliciting acceptances of the exchange offer. The Company will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket costs and expenses incurred in connection with the exchange offer and will indemnify the exchange agent for all losses and claims incurred by it as a result of the exchange offer. The Company may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this document, the Letter of Transmittal and related documents to the beneficial owners of the restricted notes and in handling or forwarding tenders for exchange.

   The Company will pay all expenses incurred in connection with the exchange offer, including fees and expenses of the trustee, accounting and legal fees, including the expense of one counsel for the holders of the restricted notes, and printing costs.

   The Company will pay any transfer taxes applicable to the exchange of restricted notes pursuant to the exchange offer. If, however, a transfer tax is imposed for any reason other than the exchange of restricted notes pursuant to the exchange offer, then the amount of any such transfer taxes, whether imposed on the registered holder thereof or any other person, will be payable by the tendering holder.

Accounting Treatment

   The exchange notes will be recorded at the same carrying value as the restricted notes, as reflected in the Company's accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized by the Company as a result of the consummation of the exchange offer. The expense of the exchange offer will be amortized by the Company over the term of the exchange notes.

Consequences of a Failure to Exchange Restricted Notes

   Following consummation of the exchange offer, assuming the Company has accepted for exchange all validly tendered restricted notes, the Company will have fulfilled its exchange and registration obligations under the Registration Rights Agreement. All untendered restricted notes outstanding after consummation of the exchange offer will continue to be valid and enforceable debt obligations of the Company, fully and unconditionally guaranteed by Tyco, subject to the restrictions on transfer set forth in the indenture governing the notes. Holders of Rule 144A restricted notes will only be able to offer for sale, sell or otherwise transfer untendered Rule 144A notes as follows:

  . to the Company, although the Company has no obligation to purchase untendered restricted notes except if they are called for redemption in accordance with the provisions of the indenture governing the notes;

  . pursuant to a registration statement that has been declared effective under the Securities Act, although the Company will have no obligation, and does not intend, to file any such registration statement;

  . for so long as the restricted notes are eligible for resale pursuant to Rule 144A under the Securities Act, to a person reasonably believed to be a qualified institutional buyer, or QIB, within the meaning of Rule 144A, that purchases for its own account or for the account of a QIB to whom notice is given that the transfer is being made in reliance on the exemption from the registration requirements of the Securities Act provided by Rule 144A;

  . pursuant to offers and sales that occur outside the United States to non-U.S. persons in transactions complying with the provisions of Regulation S under the Securities Act; or

  . pursuant to any other available exemption from the registration requirements of the Securities Act. To the extent that restricted notes are tendered and accepted in the exchange offer, the liquidity of the trading market for untendered restricted notes could be adversely affected. See also "Clearing of the Notes".

Absence of a Public Market

   Although holders of exchange notes who are not "affiliates" of the Company within the meaning of the Securities Act may resell or otherwise transfer their exchange notes without compliance with the registration requirements of the Securities Act, there is no existing market for the exchange notes, and there can be no assurance as to the liquidity of any markets that may develop for the exchange notes, the ability of holders of exchange notes to sell their exchange notes or the prices at which holders would be able to sell their exchange notes. Future trading prices of the exchange notes will depend on many factors, including, among other things, prevailing interest rates, Tyco's operating results and the market for similar securities.

                  DESCRIPTION OF THE NOTES AND THE GUARANTEES

   The restricted notes, together with their related guarantees by Tyco were issued and the exchange notes together with their related guarantees by Tyco will be issued as separate series of securities under the Indenture, dated as of June 9, 1998, as supplemented by Supplemental Indenture No. 13 thereto, dated as of April 4, 2000, in each case among the Company, Tyco and The Bank of New York, as the trustee. The following description is subject to the detailed provisions of the indenture, a copy of which can be obtained upon request from Tyco. See "Availability of Information; Incorporation of Certain Documents by Reference." As used in this "Description of the Notes and the Guarantees," the term "notes" refers to and includes the restricted and the exchange notes. The terms of the restricted notes and the exchange notes are identical, except that the exchange notes are not subject to restrictions on transfer. The indenture is subject to, and governed by, the United States Trust Indenture Act of 1939. The statements made in this section relating to the indenture, the notes and Tyco's guarantees are summaries, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the indenture, the notes and Tyco's guarantees. For a full description of the terms of the notes and their guarantees, noteholders should refer to the indenture as supplemented by the supplemental indenture. Capitalized terms used but not defined in this section have the respective meanings set forth in the indenture.

General

   The notes, issued in an aggregate principal amount of (Euro)600,000,000, will mature on April 4, 2007. The notes bear interest at 6 1/8% per annum. Interest on the notes:

  . is payable in arrear on April 4 of each year until maturity (each, an "annual interest payment date"), beginning April 4, 2001 and is payable to the persons in whose names the notes are registered at the close of business on the March 20 prior to the payment date.

  . payable on each annual interest payment date, will include interest accrued from and including April 4, 2000 or from and including the most recent annual payment date to which interest has been paid or duly provided for to but excluding the next annual interest payment date, including the maturity date.

  . which is required to be calculated for a period of less than one year will be calculated on the basis of the actual number of days elapsed divided by the actual number of days in the period from and including the immediately preceding annual interest payment date to but excluding the next annual interest payment date.

   Payments in respect of the principal of, and premium, if any, and interest on a global note registered in the name of DTC or its nominee or in the name of the common depositary for Euroclear and Clearstream, Luxembourg will be payable to the depositaries in their capacities as the registered holder under the indenture.

   A holder of notes through DTC (other than participants in Euroclear or Clearstream, Luxembourg) will receive all payments in U.S. dollars, unless that holder makes an election as described in "Currency Conversion and Foreign Exchange Risk." The amount payable in U.S. dollars will be equal to the amount of euro otherwise payable exchanged into U.S. dollars at the U.S.$/euro rate of exchange prevailing two business days prior to the relevant payment date.

   The trustee will act as paying agent, transfer agent, exchange agent and registrar for the notes.

   If an annual interest payment date or the maturity date is not a business day, the requisite payment shall be made on the next succeeding business day. No additional interest will accrue as a result of such delay.

   "Business day" means any day other than a Saturday, a Sunday or a day on which commercial banks and foreign exchange markets in the place of presentation are closed and on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System is open.

   The notes may not be redeemed by the Company at any time except as described in "Redemption."

   The notes are direct, unsecured and unsubordinated obligations of the Company and rank equally with other unsecured and unsubordinated obligations of the Company for money borrowed. The notes are effectively subordinated to all existing and future indebtedness and other liabilities of the Company's subsidiaries.

   Except as described under "Certain Covenants" below, the indenture does not limit other indebtedness or securities which may be incurred or issued by the Company, Tyco or any of their respective subsidiaries or contain financial or similar restrictions on the Company, Tyco or any of their respective subsidiaries.

   The Company's rights and the rights of its creditors, including holders of notes, to participate in any distribution of assets of any subsidiary upon the latter's liquidation or reorganization or otherwise will be effectively subordinated to the claims of the subsidiary's creditors, except to the extent that the Company or any of its creditors may itself be a creditor of that subsidiary.

   Principal and premium, if any, on the notes are payable, and the notes are transferable and exchangeable without any service charge, at the office of the trustee. However, holders of notes may be required to pay to the Company a sum sufficient to cover any tax or other governmental charge payable in connection with any such transfer or exchange.

   There are no covenants or provisions contained in the indenture which afford the holders of notes protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving the Company or Tyco. The consummation of any highly leveraged transaction, reorganization, restructuring, merger or similar transaction could cause a material decline in the credit quality of the outstanding notes.

   The indenture does not limit the aggregate principal amount of debt securities which may be issued thereunder. As of the date of this prospectus, $7.66 billion of debt securities have been issued by the Company and guaranteed by Tyco and are outstanding under the indenture.

Guarantees

   Tyco has agreed to unconditionally guarantee the due and punctual payment of the principal of and premium, if any, and interest on and any other obligations of the Company under the indenture with respect to the notes when and as the same shall become due and payable, whether at maturity, upon redemption or otherwise. Tyco's guarantees are unsecured and unsubordinated obligations of Tyco and rank equally with all other unsecured and unsubordinated obligations of Tyco. The guarantees provide that in the event of a default in payment of principal of or premium, if any, or interest on a note, the holder of that note may institute legal proceedings directly against Tyco to enforce the guarantees without first proceeding against the Company. In addition, as described below under "Certain Covenants--Limitation on Indebtedness of Subsidiaries," subsidiaries of the Company may execute and deliver additional guarantees.

   The obligations of Tyco and any other guarantor under their respective guarantees of any series of notes are limited to the maximum amount which will not result in the obligations of such guarantors under their guarantees constituting a fraudulent conveyance or fraudulent transfer under applicable law. Each guarantor of a series of notes that makes a payment or distribution under its guarantee shall be entitled to a contribution from each other guarantor of such notes to the extent permitted by applicable law.

Redemption

   Unless earlier redeemed, the notes will mature at par on April 4, 2007.

 Optional Redemption

   The notes are redeemable, in whole but not in part at the Company's option, at any time at a redemption price equal to the greater of (i) 100% of the principal amount of such notes or (ii) as determined by the Reference Dealer,
(A) the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the date of redemption) discounted to the redemption date on an annual basis (based on the actual number of days elapsed divided by 365 (or, if any of those days elapsed fall in a leap year, the sum of (x) the number of those days falling in a leap year divided by 366 and (y) the number of those days falling in a non-leap year divided by 365)) at the Reference Dealer Rate (as defined below), plus 10 basis points, plus (B) in each case, accrued interest thereon to the date of redemption. The Company must also satisfy the notice procedures set forth in "--Notice and Payment" below.

   "Reference Dealer" means either of Merrill Lynch International or J.P. Morgan Securities Ltd. or their respective successors.

   "Reference Dealer Rate" means with respect to the Reference Dealer and any redemption date, the midmarket annual yield to maturity, as determined by the Reference Dealer, of the German Government Bund 6.00% due January 2007 or, if that security is no longer outstanding, a similar security in the reasonable judgment of the Reference Dealer, at 11:00 a.m. (London time) on the fifth business day in London preceding such redemption date quoted in writing to the trustee by such Reference Dealer.

 Redemption Upon Changes in Withholding Taxes

   The Company may redeem all, but not less than all, of the notes under the following conditions:

     1. If there is a change or an amendment in the laws or regulations of Luxembourg or Bermuda or any political subdivisions or taxing authorities thereof or therein having power to tax (a "Taxing Authority"), or any change in the application or official interpretation of such laws or regulations.

     2. As a result of such change, the Company or Tyco became or will become obligated to pay Additional Amounts, as defined below in "Payment of Additional Amounts," on the next payment date with respect to the notes.

     3. The obligation to pay Additional Amounts cannot be avoided through the Company's or Tyco's reasonable measures.

     4. The Company delivers to the trustee:

      . a certificate signed by two directors of the Company or two officers of Tyco, as the case may be, stating that the obligation to pay Additional Amounts cannot be avoided by the Company or Tyco taking reasonable measures available to it; and

      . a written opinion of independent legal counsel to the Company or Tyco, as the case may be, of recognized standing to the effect that the Company or Tyco, as the case may be, has or will become obligated to pay Additional Amounts as a result of a change, amendment, official interpretation or application described above and that the Company cannot avoid the payment of such Additional Amounts by taking reasonable measures available to it.

     5. Following the delivery of the certificate and opinion described in paragraph 4 above, the Company provides notice of redemption not less than 30 days, but not more than 60 days, prior to the date of redemption. The notice of redemption cannot be given more than 60 days before the earliest date on which the Company or Tyco would be otherwise required to pay Additional Amounts, and the obligation to pay Additional Amounts must still be in effect when the notice is given.

   Upon the occurrence of each of 1 through 5 above, the Company may redeem the notes at a redemption price equal to 100% of the principal amount thereof, together with accrued interest, if any, to the redemption date, plus any Additional Amounts.

 Notice and Payment

   The Company must deliver by first-class mail, postage prepaid, to each holder of notes to be redeemed, a notice of redemption specifying the following:

  .  the redemption price;

  . the redemption date which must be no less than 30 days and no more than 60 days following the date of the notice;

  .  the place of payment;

  .  that payment will be made when the notes are surrendered to the trustee;

  . that interest accrued to the date of redemption will be paid as specified in the notice; and

  . that after the redemption date interest will stop accruing on the notes, unless the Company defaults in the payment of the redemption price.

   The Company must also publish any advertisements required by the terms of the notes.

   At least one Business Day prior to the redemption date specified in the notice of redemption, the Company will deposit with the trustee or with one or more paying agents an amount of money sufficient to redeem on the redemption date all the notes. Unless the Company defaults on the redemption payments, on and after the redemption date specified in the notice of redemption:

  .  interest on the notes will cease to accrue; and

  . the holders of such notes will have no right in respect of the notes except the right to receive the redemption price thereof and unpaid interest to the date fixed for redemption.

Payment of Additional Amounts

   Unless otherwise required by Luxembourg or Bermuda law, neither the Company, Tyco nor any other guarantor will deduct or withhold from payments made with respect to the notes and their guarantees on account of any present or future taxes, duties, levies, imposts, assessments or governmental charges of whatever nature imposed or levied by or on behalf of any Taxing Authority ("Taxes"). In the event that the Company, Tyco or any other guarantor is required to withhold or deduct on account of any Taxes from any payment made under or with respect to the notes or the guarantees, as the case may be, the Company, Tyco or such other guarantor as the case may be, will pay such additional amounts so that the net amount received by each holder of notes, including those additional amounts, will equal the amount that such holder would have received if such Taxes had not been required to be withheld or deducted. The amounts that the Company, Tyco or such other guarantor are required to pay to preserve the net amount receivable by the holders of notes are referred to as "Additional Amounts."

   Additional Amounts will not be payable with respect to a payment made to a holder of notes to the extent:

     1. that any such Taxes would not have been so imposed but for the existence of any present or former connection between such holder and the relevant Taxing Authority imposing such Taxes, other than the mere receipt of such payment, acquisition, ownership or disposition of such notes or the exercise or enforcement of rights under such notes, their guarantees or the indenture;

     2. of any estate, inheritance, gift, sales, transfer, or personal property Taxes imposed with respect to such notes, except as otherwise provided in the indenture;

     3. that any such Taxes would not have been imposed but for the presentation of such notes, where presentation is required, for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever is later, except to the extent that the beneficiary or holder thereof would have been entitled to Additional Amounts had the notes been presented for payment on any date during such 30-day period; or

     4. that such holder would not be liable or subject to such withholding or deduction of Taxes but for the failure to make a valid declaration of non-residence or other similar claim for exemption, if:

      . the making of such declaration or claim is required or imposed by statute, treaty, regulation, ruling or administrative practice of the relevant Taxing Authority as a precondition to an exemption from, or reduction in, the relevant Taxes; and

      . at least 60 days prior to the first payment date with respect to which the Company or Tyco shall apply this clause 4, the Company or Tyco shall have notified all holders of notes in writing that they shall be required to provide such declaration or claim.

   Each of the Company, Tyco and any other guarantor of the notes, as applicable, will also:

  .  withhold or deduct the Taxes as required;

  . remit the full amount of Taxes deducted or withheld to the relevant Taxing Authority in accordance with all applicable laws;

  . use its reasonable best efforts to obtain from each relevant Taxing Authority imposing such Taxes certified copies of tax receipts evidencing the payment of any Taxes deducted or withheld; and

  . upon request, make available to the holders of notes, within 60 days after the date the payment of any Taxes deducted or withheld is due pursuant to applicable law, certified copies of tax receipts evidencing such payment by the Company, Tyco or such other guarantor or if, notwithstanding the Company's, Tyco's or such other guarantor's efforts to obtain such receipts, the same are not obtainable, other evidence of such payments.

   At least 30 days prior to each date on which any payment under or with respect to the notes is due and payable, if the Company, Tyco or such other guarantor will be obligated to pay Additional Amounts with respect to such payment, the Company, Tyco or such other guarantor will deliver to the trustee an officer's certificate stating the fact that such Additional Amounts will be payable, the amounts so payable and such other information as is necessary to enable the trustee to pay such Additional Amounts to holders of such notes on the payment date.

   The foregoing provisions shall survive any termination or the discharge of the indenture and shall apply mutatis mutandis to any jurisdiction in which any successor to the Company, Tyco or any other guarantor of notes, as the case may be, is organized or is engaged in business for tax purposes or any political subdivisions or taxing authority or agency thereof or therein.

   In addition, the Company will pay any stamp, issue, registration, documentary or other similar taxes and duties, including interest, penalties and Additional Amounts with respect thereto, payable in Luxembourg, Bermuda or the United States or any political subdivision or taxing authority of or in the foregoing in respect of the creation, issue, offering, enforcement, redemption or retirement of the notes.

   Whenever in the indenture, the notes, their guarantees or in this "Description of the Notes and the Guarantees" there is mentioned, in any context, the payment of principal, redemption price, interest or any other amount payable under or with respect to any note, such mention shall be deemed to include the payment of Additional Amounts to the extent payable in the particular context.

Book-Entry, Delivery and Form

   The exchange notes will be issued in fully registered form. The exchange notes will be represented by one or more fully registered global notes and will be deposited on behalf of DTC and registered in the name of Cede & Co., as DTC's nominee.

   The notes are issued in minimum denominations of (Euro)1,000 and integral multiples of (Euro)1,000.

 Rule 144A and Regulation S Notes

   Rule 144A notes are represented by a global note, in definitive, fully registered form without interest coupons (the "global note") and are deposited with a custodian for, and registered in the name of, a nominee of DTC.

   Regulation S notes are represented by a global note, in fully registered form without interest coupons (the "Regulation S global note") registered in the name of a nominee of Euroclear or Clearstream, Luxembourg or both and deposited with the common depositary, for the accounts of Euroclear and Clearstream, Luxembourg.

   Beneficial interests in the global notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See "-- Exchanges of Book-Entry Notes for Certificated Notes". In addition, beneficial interests in the restricted global note may not be exchanged for beneficial interests in the Regulation S global note or vice versa except in accordance with the transfer and certification requirements described below under "-- Exchanges Between the Restricted Global Note and the Regulation S Global Note."

 Exchanges Between the Restricted Global Note and the Regulation S Global Note

   Beneficial interests in the restricted global note may be exchanged for beneficial interests in the Regulation S global note and vice versa only in connection with a transfer of such interest. Such transfers are subject to compliance with the certification requirements described below.

   Prior to the expiration of the Restricted Period, a beneficial interest in the Regulation S global note may be transferred to a person who takes delivery in the form of an interest in the restricted global note only upon receipt by the trustee of a written certification from the transferor, in the form provided in the indenture, to the effect that the transfer is being made to a person who the transferor reasonably believes is purchasing for its own account or accounts as to which it exercises sole investment discretion and that such person and each such account is a qualified institutional buyer, in each case in a transaction meeting the requirements of Rule 144A and in accordance with any applicable securities laws of any state of the United States or any other jurisdiction.

   Beneficial interests in the restricted global note may be transferred to a person who takes delivery in the form of an interest in the Regulation S global note, only upon receipt by the trustee of a written certification from the transferor, in the form provided in the indenture, to the effect that the transfer is being made in accordance with Rule 903 or 904 of Regulation S, or, if available, Rule 144.

   Any beneficial interest in one of the global notes that is transferred to a person who takes delivery in the form of an interest in the other global note will, upon transfer, cease to be an interest in the original global note and will become an interest in the other global note and, accordingly, will thereafter be subject to all transfer restrictions and other procedures applicable to beneficial interests in the other global note for as long as it remains such an interest. In addition, transfers of beneficial interests in the global notes will be subject to the applicable rules and procedures of Euroclear, Clearstream, Luxembourg, and DTC which may change from time to time.

   All transfers of interests in the restricted global note will be recorded in accordance with the book-entry system maintained by DTC, pursuant to customary procedures established by DTC and its participants. All transfers of interests in the Regulation S global notes will be recorded in accordance with the book-entry system maintained by Euroclear or Clearstream, Luxembourg, pursuant to customary procedures established by Euroclear or Clearstream, Luxembourg and their participants.

 Exchanges of Book-Entry Notes for Certificated Notes

   A beneficial interest in a global note may not be exchanged for a note in certificated form unless

  . Euroclear, Clearstream, Luxembourg or DTC are unwilling or unable to continue as depositary for the global note and the Company fails to appoint a successor depositary, or Euroclear, Clearstream, Luxembourg, or DTC as the case may be,

  . is closed for business for a continuous period of 14 days (other than by reasons of statutory or other holidays) or

  . announces an intention permanently to cease business or does in fact do so,

  . the Company at its option, notifies the trustee in writing that it elects to cause the issuance of the certificated notes or

  . there shall have occurred and be continuing an Event of Default with respect to the notes.

   In addition, beneficial interests in the global notes may be exchanged for certificated notes upon request by or on behalf of Euroclear, Clearstream, Luxembourg or DTC in accordance with the indenture but only upon prior written notice given to the trustee. In all cases, certificated notes delivered in exchange for the global notes or beneficial interests in the global notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of Euroclear, Clearstream, Luxembourg or DTC (in accordance with their customary procedures) and will bear the applicable restrictive legend, unless the Company determines otherwise in compliance with applicable law. Any such exchange will be effected through the facilities of DTC in the case of global notes or Euroclear or Clearstream, Luxembourg in the case of Regulation S notes and an appropriate adjustment will be made in the records of the registrar to reflect a decrease in the principal amount of the relevant global note. The notes may not be issued in bearer form.

 Depositary Procedures

   The following description of the operations and procedures of Euroclear, Clearstream, Luxembourg and DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them from time to time. The Company and Tyco take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

 Euroclear and Clearstream, Luxembourg

   Euroclear and Clearstream, Luxembourg each holds securities for their account holders and facilitates the clearance and settlement of securities transactions by electronic book entry transfer between the respective account holders, thereby eliminating the need for physical movements of certificates and any risk from lack of simultaneous transfers of securities.

   Euroclear and Clearstream, Luxembourg each provides various services including safekeeping, administration, clearance and settlement of internationally traded securities, and securities lending and borrowing. Euroclear and Clearstream, Luxembourg also deal with domestic securities markets in several countries through established depositary and custodial relationships. Euroclear and Clearstream, Luxembourg have established an electronic bridge between their two systems across which account holders may settle trades with each other.

   Account holders in Euroclear and Clearstream, Luxembourg are worldwide financial institutions including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to Euroclear and Clearstream, Luxembourg is available to other institutions that clear through or maintain a custodial relationship with an account holder of either system.

   Account holders' overall contractual relations with Euroclear and Clearstream, Luxembourg are governed by the rules and operating procedures of Euroclear and Clearstream, Luxembourg and any applicable laws. Euroclear and Clearstream, Luxembourg act under these rules and operating procedures only on behalf of their account holders, and have no record of or relationship with persons holding through their account holders.

 DTC

   DTC has advised the Company and Tyco that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

   DTC has also advised the Company and Tyco that, pursuant to procedures established by it:

  . upon deposit of the global note, DTC will credit the accounts of Participants designated by the Managers with portions of the principal amount of the global note; and

  . ownership of such interest will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC, with respect to the Participants, or by the Participants and the Indirect Participants, with respect to other owners of beneficial interest in the global note.

   Investors may hold their interests in the global note directly through DTC, if they are Participants, or indirectly through organizations, including Euroclear and Clearstream, Luxembourg, which are Participants.

 General

   The Company understands that, under existing industry practices, if either the Company or the trustee requests any action of owners of book-entry interests or if an owner of a book-entry interest desires to give or take any action that a holder is entitled to give or take under the indenture, the depositories would authorize their participants owning the relevant book-entry interests to give or take the action, and the participants would authorize indirect participants to give or take the action or would otherwise act upon the instructions of the indirect participants.

   Although Euroclear, Clearstream, Luxembourg and DTC have agreed to certain procedures to facilitate transfers of interests in the global notes among their account holders, they are under no obligation to perform or to continue to perform those procedures, and the procedures may be discontinued at any time. Neither the Company, nor Tyco, nor the trustee, nor any agent of any of them will have any responsibility for the nonperformance or misperformance (as a result of insolvency, mistake, misconduct or otherwise) by Euroclear, Clearstream, Luxembourg or DTC or their respective account holders or intermediaries of their obligations under the rules and procedures governing their operations.

   Except as described in this offering circular and the indenture, owners of interests in the global notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or holders of the notes. So long as a nominee for DTC or Euroclear and Clearstream, Luxembourg or any of them is the registered holder of the global notes, such registered holder will be considered the sole owner or holder of the notes represented by such global notes for all purposes under the indenture and the notes. Accordingly, each person owning a beneficial interest in the global notes must rely on the procedures of Euroclear, Clearstream, Luxembourg, or DTC, as the case may be, and their account holders to exercise any rights and remedies of a holder of notes under the indenture. Payments of principal and interest on the global notes will be made to the nominee of DTC or the common depositary on behalf of Euroclear or Clearstream, Luxembourg, as the case may be, as the registered owners of the global notes.

   The laws of some jurisdictions require that certain persons take physical delivery in definitive form of securities which they own. Accordingly, the ability to transfer beneficial interests in the global notes to those persons may be limited to that extent. Because DTC, Euroclear and Clearstream, Luxembourg can act only on behalf of their respective account holders, the ability of a person having beneficial interests in the global notes to pledge those interests to persons or entities that do not participate in the relevant clearing system, or otherwise take actions in respect of those interests, may be affected by the lack of a physical certificate evidencing those interests.

Paying Agents, Transfer Agent, Registrar and Exchange Agent

   The Company has initially appointed the trustee at its corporate trust office as a paying agent, transfer agent, registrar and exchange agent for the notes. In these capacities, the trustee will be responsible for, among other things, (1) maintaining a record of the aggregate holdings of notes represented by the Regulation S global note and the global notes and accepting notes for exchange and registration of transfer, (2) ensuring that payments of principal and premium, if any, and interest in respect of the notes received by the trustee from the Company are duly paid to DTC, Euroclear or Clearstream, Luxembourg or their nominees, and (3) transmitting to the Company any notices from the noteholders. The Company has also appointed Credit Agricole Indosuez Luxembourg S.A. to serve as a paying agent and transfer agent in Luxembourg.

   The Company will cause to be kept at the office of each transfer agent a register in which, subject to such reasonable regulations as the Company may prescribe, the Company will provide for the registration of the notes and registration of transfers of the notes. The Company may vary or terminate the appointment of any paying agent or transfer agent, or appoint additional or other such agents or approve any change in the office through which any such agent acts, provided that there shall at all times be a paying agent and a transfer agent in the Borough of Manhattan, The City of New York, New York and, as long as the notes are listed on the Luxembourg Stock Exchange, in Luxembourg. The Company will provide notice of any resignation, termination or appointment of the trustee or the registrar or any paying agent or transfer agent, and of any change in the office through which any such agent will act. So long as the notes are listed on the Luxembourg Stock Exchange and the rules of the Luxembourg Stock Exchange so require, notice of a change of paying agent or transfer agent or registrar will be published in a newspaper of general circulation in Luxembourg.

Certain Covenants

   The indenture contains, among others, the covenants described below. Some capitalized terms used in this section are defined under "Definitions" below.

 Limitations on Liens

   The Company covenants that, so long as any debt securities issued under the indenture, including any of the notes, remain outstanding, but subject to defeasance, as provided in the indenture, it will not, and will not permit any Restricted Subsidiary to incur any indebtedness which is secured by a mortgage, pledge, security interest, lien or encumbrance (each a "lien") upon:

  .  any Principal Property; or

  . any shares of stock of or indebtedness issued by any Restricted Subsidiary, whether now owned or hereafter acquired, without effectively providing that, for so long as such lien shall continue in existence with respect to such secured indebtedness, the debt securities issued under the indenture, including the notes, together with, if the Company shall so determine, any other indebtedness of the Company ranking equally with the notes, shall be equally and ratably secured with, or at the Company's option prior to, such secured indebtedness.

   The foregoing restriction shall not apply to:

     1. liens that exist when the applicable debt securities are issued;

     2. liens on the stock, assets or indebtedness of a person that exist when such person becomes a Restricted Subsidiary unless created in contemplation of such Restricted Subsidiary becoming such;

     3. liens on any assets or indebtedness of a person that exist:

      .when such person is merged into the Company or a Restricted
      Subsidiary; or

      . at the time the Company or a Restricted Subsidiary purchases, leases or otherwise acquires as an entirety or substantially as an entirety the assets of such person;

     4. liens on any Principal Property that exist:

      . when the Company or any Restricted Subsidiary acquired such property;

      . to secure the payment or indebtedness for the financing of the purchase price of such property; or

      . to secure indebtedness incurred for the purpose of the financing of all or any part of improvements or construction on such property, which indebtedness in each case is incurred before, at the time of, or within one year after the acquisition of such property, or in the case of real property, completion of such improvement or construction or commencement of full operation of such property, whichever is later;

     5. liens that secure indebtedness owed by any Restricted Subsidiary to the Company, Tyco or a subsidiary of the Company or by the Company to Tyco;

     6. liens in favor of any country or state, or political subdivision thereof:

      . to secure payments pursuant to any contract, statute, rule or regulation; or

      .   to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price, or, in the case of real property, the cost of construction or improvement, of the Principal Property subject to such liens, including, but not limited to, liens incurred in connection with pollution control, industrial revenue or similar financings;

     7. liens or deposits under worker's compensation or similar legislation, or in connection with bids, tenders, contracts, other than for the payment of money, or leases to which the Company or any Restricted Subsidiary is a party, or to secure the public or statutory obligations of the Company or any Restricted Subsidiary, or in connection with obtaining or maintaining self-insurance, or to obtain the benefits of any law, regulation or arrangement pertaining to unemployment insurance, old age pensions, social security or similar matters, or to secure surety, performance, appeal or customs bonds to which the Company or any Restricted Subsidiary is a party, or in litigation or other proceedings in connection with the matters heretofore referred to in this clause, such as, but not limited to, interpleader proceedings, and other similar pledges, liens or deposits made or incurred in the ordinary course of business;

     8. certain liens in connection with legal proceedings, as provided in the indenture;

     9. liens for certain taxes or assessments, landlord's liens and liens and charges incidental to the conduct of the business of the Company or any Restricted Subsidiary, or the ownership of their respective assets, which were not incurred in connection with the borrowing of money or the obtaining of advances or credit and which do not, in the opinion of the Board of Directors of the Company, materially impair the use of such assets in the operation of the business of the Company or such Restricted Subsidiary or the value of such Principal Property for the purposes thereof;

     10. liens to secure the Company's or any Restricted Subsidiary's obligations under agreements with respect to spot, forward, future and option transactions, entered into in the ordinary course of business;

     11. liens not permitted by the foregoing clauses 1 to 10, inclusive, if at the time of, and after giving effect to, the creation or assumption of such lien, the aggregate amount of all outstanding indebtedness of the Company and its Restricted Subsidiaries, without duplication, secured by all liens not permitted by the foregoing clauses 1 through 10, inclusive, together with the Attributable Debt in respect of Sale and Lease-Back Transactions permitted by clause 1 under "Limitation on Sale and Lease-Back Transactions" below does not exceed the greater of $100,000,000 and 10% of Consolidated Net Worth; and

     12. any total or partial extension, renewal or replacement of any lien permitted pursuant to clauses 1 through 11, inclusive, except that the principal amount of indebtedness secured by such extension, renewal or replacement, unless otherwise excepted under clauses 1 through 11, shall not exceed the principal amount of indebtedness of the original permitted lien, and that such extension, renewal or replacement shall be limited to all or part of the assets, or any replacement therefor, which secured the original lien, plus improvements and construction on real property.

 Limitation on Sale and Lease-Back Transactions

   The Company will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Lease-Back Transaction with respect to a Principal Property unless;

     1. the Company or such Restricted Subsidiary would, at the time of entering into a Sale and Lease-Back Transaction, be entitled to incur indebtedness secured by a lien on the Principal Property to be leased in an amount at least equal to the Attributable Debt in respect of such transaction, without equally and ratably securing the debt securities issued under the indenture, including the notes, pursuant to the provisions described under "Limitations on Liens" above; or

     2. the direct or indirect proceeds of the sale of the Principal Property to be leased are at least equal to their fair value, as determined by the Company's Board of Directors, and an amount equal to the net proceeds is applied, within 180 days of the effective date of such transaction, to the purchase or acquisition, or, in the case of real property, commencement of the construction, of property or assets or to the retirement of the debt securities issued under the indenture, other than at maturity or pursuant to a mandatory sinking fund or a mandatory redemption provision, or of Funded Indebtedness of the Company or a consolidated subsidiary of the Company that ranks on a parity with or senior to the debt securities issued under the indenture, subject to credits for certain voluntary retirement of Funded Indebtedness and certain delivery of debt securities issued under the indenture to the trustee for retirement and cancellation.

 Limitation on Indebtedness of Subsidiaries

   1. The Company will not cause or permit any subsidiary of the Company which is not a guarantor of the notes or any other debt securities issued under the indenture, directly or indirectly, to create, incur, assume, guarantee or otherwise in any manner become liable for the payment of or otherwise incur (collectively, "incur"), any indebtedness, including any Acquired Indebtedness but excluding any Permitted Subsidiary Indebtedness, unless such subsidiary simultaneously executes and delivers a supplemental indenture providing for a guarantee of the debt securities issued under the indenture, including the notes.

   2. Notwithstanding the foregoing, any guarantee by a subsidiary of the Company of the debt securities issued under the indenture, including any guarantee by a subsidiary of any of the notes, shall provide by its terms that it, and all liens securing the same, shall be automatically and unconditionally released and discharged upon:

  . any sale, exchange or transfer, to any person not an Affiliate of the Company, of all of the Company's equity interests in, or all or substantially all the assets of, such subsidiary, which transaction is in compliance with the terms of the indenture and such subsidiary is released from all guarantees, if any, by it of other indebtedness of the Company or any subsidiaries of the Company;

  . the payment in full of all obligations under the indebtedness described in clause 1 above giving rise to such guarantee; or

  . with respect to indebtedness described in the clause 1 above constituting guarantees of indebtedness, the release by the holders of such indebtedness of the guarantee by such subsidiary, including any deemed release upon payment in full of all obligations under such indebtedness, provided that:

       (A) no other indebtedness, other than Permitted Subsidiary
    Indebtedness, has been guaranteed by such subsidiary; or

       (B) the holders of all other indebtedness which is guaranteed by such subsidiary also release the guarantee by such subsidiary, including any deemed release upon payment in full of all obligations under such indebtedness.

   3. For purposes of this covenant, any Acquired Indebtedness shall not be deemed to have been incurred until 180 days from the date

       (A) the person obligated on such Acquired Indebtedness becomes a subsidiary of the Company, or
       (B) the acquisition of assets in connection with which such Acquired Indebtedness was assumed is consummated.

Definitions

   "Acquired Indebtedness" means indebtedness of a person:

  .  existing at the time such person becomes a Restricted Subsidiary; or

  .  assumed in connection with the acquisition of assets by such person,

in each case, other than indebtedness incurred in connection with, or in contemplation of, such person becoming a Restricted Subsidiary or such acquisition, as the case may be.

   "Affiliate" means, with respect to any specified person:

  . any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person;

  . any other person that owns, directly or indirectly, 10% or more of such specified person's capital stock or any officer or director of any such specified person or other person; or

  . any other person 10% or more of the voting stock of which is beneficially owned or held directly or indirectly by such specified person.

For the purposes of this definition, "control" when used with respect to any specified person means the power to direct the management and policies of such person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

   "Attributable Debt" means in connection with a Sale and Lease-Back Transaction, as of any particular time, the aggregate of present values, discounted at a rate per annum equal to the average interest borne by all outstanding debt securities issued under the indenture determined on a weighted average basis and compounded semiannually, of the obligations of the Company or any Restricted Subsidiary for net rental payments during the remaining term of the applicable lease, including any period for which such lease has been extended or may, at the option of the lessor, be extended. The term "net rental payments" under any lease of any period shall mean the sum of the rental and other payments required to be paid in such period by the lessee thereunder, not including, however, any amounts required to be paid by such lessee, whether or not designated as rental or additional rental, on account of maintenance and repairs, reconstruction, insurance, taxes, assessments, water rates or similar charges required to be paid by such lessee thereunder or any amounts required to be paid by such lessee thereunder contingent upon the amount of sales, maintenance and repairs, reconstruction, insurance, taxes, assessments, water rates or similar charges.

   "Consolidated Net Worth" means, at any date, the total assets less the total liabilities, in each case appearing on the most recently prepared consolidated balance sheet of the Company and its subsidiaries as of the end of a fiscal quarter of the Company, prepared in accordance with United States generally accepted accounting principles as in effect on the date of calculation.

   "Consolidated Tangible Assets" means, at any date, the total assets less all Intangible Assets appearing on the most recently prepared consolidated balance sheet of the Company and its subsidiaries as of the end of a fiscal quarter of the Company, prepared in accordance with United States generally accepted accounting principles as in effect on the date of calculation. "Intangible Assets" means the amount, if any, which would be stated under the heading "Costs in Excess of Net Assets of Acquired Companies" or under any other heading relating to intangible assets separately listed, in each case on the face of the aforesaid consolidated balance sheet.

   "Funded Indebtedness" means any indebtedness maturing by its terms more than one year from the date of the determination thereof, including any indebtedness renewable or extendible at the option of the obligor to a date later than one year from the date of the determination thereof.

   "Permitted Subsidiary Indebtedness" means any of the following:

     1. indebtedness in an aggregate amount, without duplication, not to exceed, as of the date of determination, 5% of the Consolidated Tangible Assets of the Company, excluding any indebtedness described in clauses 2 through 8 below;

     2. indebtedness owed to the Company, Tyco or any subsidiary of the Company;

     3. obligations under standby letters of credit or similar arrangements supporting the performance of a Person under a contract or agreement in the ordinary course of business;

     4. obligations as lessee in the ordinary course of business which are capitalized in accordance with United States generally accepted accounting principles;

     5. Indebtedness that was Permitted Subsidiary Indebtedness at the time that it was first incurred;

     6. Acquired Indebtedness that by its terms is not, at the time it became Acquired Indebtedness or within 180 days thereafter, callable or redeemable prior to its stated maturity and that remains outstanding following such time as the subsidiary of the Company obligated under such Acquired Indebtedness in good faith has made or caused to be made an offer to acquire all such indebtedness, including, without limitation, an offer to exchange such indebtedness for securities of the Company, on terms which, in the opinion of an independent investment banking firm of national reputation and standing, are consistent with market practices in existence at the time for offers of a similar nature, provided that the initial expiration date of any such offer shall be not later than the expiration of the time period set forth in paragraph 3 of the "Limitation on Indebtedness of Subsidiaries" covenant;

     7. indebtedness outstanding on the date of the indenture; and

     8. any renewals, extensions, substitutions, refundings, refinancings or replacements (collectively, a "refinancing") of any indebtedness referred to in clause 7 of this definition of "Permitted Subsidiary Indebtedness" of a subsidiary organized under a jurisdiction other than the United States or any State thereof or the District of Columbia, including any successive refinancings, so long as the borrower under such refinancing is such subsidiary and the aggregate principal amount of indebtedness represented thereby, or if such indebtedness provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof, the original issue price of such indebtedness plus any accreted value attributable thereto since the original issuance of such indebtedness, is not increased by such refinancing plus the lesser of (A) the stated amount of any premium or other payment required to be paid in connection with such a refinancing pursuant to the terms of the indebtedness being refinanced or (B) the amount of premium or other payment actually paid at such time to refinance the indebtedness, plus, in either case, the amount of expenses of such Subsidiary incurred in connection with such refinancing.

   "Principal Property" means any manufacturing, processing or assembly plant or facility or any warehouse or distribution facility which is used by any U.S. subsidiary of the Company after the date hereof, other than any such plants, facilities, warehouses or portions thereof, which in the opinion of the Board of Directors of the Company, are not collectively of material importance to the total business conducted by the Company and its Restricted Subsidiaries as an entirety, or which, in each case, has a book value, on the date of the acquisition or completion of the initial construction thereof by the Company, of less than 1.5% of Consolidated Tangible Assets.

   "Restricted Subsidiary" means any subsidiary of the Company which owns or leases a Principal Property.

   "Sale and Lease-Back Transaction" means an arrangement with any person providing for the leasing by the Company or a Restricted Subsidiary of any Principal Property whereby such Principal Property has been or is to be sold or transferred by the Company or a Restricted Subsidiary to such person; provided, however, that the foregoing shall not apply to any such arrangement involving a lease for a term, including renewal rights, for not more than three years.

Merger, Consolidation, Sale or Conveyance

   The indenture provides that neither the Company, Tyco nor any other guarantor will merge or consolidate with any other corporation or sell or convey all or substantially all of its assets to any person, unless:

     1. the Company, Tyco or such other guarantor, as the case may be, shall be the continuing corporation; or

     2. the successor corporation or person that acquires all or substantially all of the assets of the Company, Tyco or such other guarantor, as the case may be, shall expressly assume:

      . the payment of principal of, premium, if any, and interest on the notes and all other debt securities issued under the indenture or the guarantees thereof, as the case may be; and

      . the observance of all the covenants and agreements under the indenture to be performed or observed by the Company, Tyco or such other guarantor, as the case may be;

and in either case, immediately after such merger, consolidation, sale or conveyance, the Company, Tyco or such other guarantor, as the case may be, or such successor corporation or person, as the case may be, shall not be in default in the performance of the covenants and agreements of the indenture to be performed or observed by the Company, Tyco or such other guarantor, as the case may be; provided that the foregoing shall not apply to a guarantor other than Tyco if in connection with any such merger, consolidation, sale or conveyance the guarantee of such guarantor is released and discharged pursuant to paragraph 2 of the "Limitation on Indebtedness of Subsidiaries" covenant described above.

Events of Default

   An event of default with respect to a series of notes is defined in the indenture as being:

     1. default for 30 days in payment of any interest on any notes of such series;

     2. default in any payment of principal, premium, if any, or sinking fund installment on any notes of such series;

     3. default by the Company, Tyco or any other guarantor in performance of any other of the covenants or agreements in respect of the notes of such series and related guarantees or the indenture that continues for 90 days after the Company receives notice of such failure in accordance with the indenture;

     4. default by the Company, Tyco or any other guarantor in the payment at the final maturity thereof, after the expiration of any applicable grace period, of principal of, premium, if any, or interest on indebtedness for money borrowed, other than non-recourse indebtedness, in the principal amount then outstanding of $50,000,000 or more, or acceleration of any indebtedness in such principal amount so that it becomes due and payable prior to the date on which it would otherwise have become due and payable and such acceleration is not rescinded within ten business days after notice to the Company in accordance with the indenture;

     5. any guarantee of that series of notes ceases to be, or the Company or any guarantor asserts in writing that such guarantee is not, in full force and effect and enforceable in accordance with its terms; or

     6. certain events involving bankruptcy, insolvency or reorganization of the Company, Tyco or any Significant Subsidiary Guarantor (which is defined below).

   The indenture provides that the trustee shall transmit notice of any uncured default under the indenture with respect to the notes, within 90 days after the occurrence of such default, to the holders of notes, except that the trustee may withhold notice to the holders of the notes of any default, except in payment of principal of, premium, if any, or interest on the notes, if the trustee considers it in the interest of the holders of the notes to do so.

   If an event of default due to:

  . the default in the payment of interest, principal, premium, if any, or sinking fund installment with respect to the notes;

  . the default in the performance or breach of any other covenant or agreement of the Company, Tyco or any guarantor applicable to the notes but not applicable to all outstanding debt securities issued under the indenture;

  . a guarantee of the notes ceasing to be, or the Company or any guarantor asserting that a guarantee of the notes no longer is, in full force and effect and enforceable in accordance with its terms,

shall have occurred and be continuing, either the trustee or the holders of not less than 25% in principal amount of the notes then outstanding may declare the principal of all notes and interest accrued thereon to be due and payable immediately.

   If an event of default due to:

  . a default in the performance of any other of the covenants or agreements in the indenture applicable to all outstanding debt securities issued thereunder and then outstanding;

  . a default in payment at final maturity or upon acceleration of indebtedness for money borrowed in the principal amount then outstanding of $50,000,000 or more; or

  . certain events of bankruptcy, insolvency and reorganization of the Company, Tyco or any Significant Subsidiary Guarantor,

shall have occurred and be continuing, either the trustee or the holders of not less than 25% in principal amount of all debt securities issued under the indenture then outstanding, including the notes, treated as one class, may declare the principal of all such debt securities and interest accrued thereon to be due and payable immediately.

   Under certain circumstances, such declarations may be annulled and past defaults may be waived, except a non-payment of such debt securities which shall have become due by acceleration, by the holders of a majority in principal amount of the outstanding notes of an affected series, voting as a separate class, or all debt securities outstanding under the indenture, voting as a single class, as the case may be.

   The holders of a majority in principal amount of the outstanding notes shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee with respect to the notes, subject to certain limitations specified in the indenture.

   The indenture provides that no holder of notes may institute any action against the Company under the indenture, except actions for payment of overdue principal, premium, if any, or interest, unless such holder previously shall have given to the trustee written notice of default and continuance thereof and unless the holders of not less than 25% in principal amount of the notes then outstanding shall have requested the trustee to institute such action and shall have offered the trustee reasonable indemnity, and the trustee shall not have instituted such action within 60 days of such request, and the trustee shall not have received direction inconsistent with such written request by the holders of a majority in principal amount of the notes then outstanding.

   The indenture requires the annual filing by the Company with the trustee of a written statement as to compliance with the covenants and agreements contained in the indenture.

   "Significant Subsidiary Guarantor" means any one or more guarantors, other than Tyco, which, at the date of determination, together with its or their respective subsidiaries in the aggregate,

  . for the most recently completed fiscal year of the Company accounted for more than 10% of the consolidated revenues of the Company; or

  . at the end of such fiscal year, was the owner, beneficial or otherwise, of more than 10% of the consolidated assets of the Company, as determined in accordance with United States generally accepted accounting principles and reflected on the Company's consolidated financial statements.

Modification of the Indenture

   The indenture contains provisions permitting the Company, Tyco and the trustee, with the consent of the holders of not less than a majority of the principal amount of all affected series of the debt securities issued under the indenture at the time outstanding, including the notes, voting as one class, to modify the indenture or any supplemental indenture or the rights of the holders of such debt securities. Furthermore, without the consent of each holder of debt securities, including the notes, so affected the indenture cannot be modified to:

     1. extend the final maturity of any of the notes or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any amount payable on redemption thereof, or change the currency thereof, or impair or affect the right of any holder of the notes to institute suit for the payment thereof without the consent of each holder of the notes so affected; or

     2. reduce the aforesaid percentage in principal amount of debt securities, the consent of the holders of which is required for any such modification.

   The indenture contains provisions permitting the Company, Tyco and the trustee, without the consent of any holders of notes, to enter into a supplemental indenture, among other things, for purposes of curing any ambiguity or correcting or supplementing any provision contained in the indenture or in any supplemental indenture or making other provisions in regard to the matters or questions arising under the indenture or any supplemental indenture as the Board of Directors of the Company deems necessary or desirable and which does not adversely affect the interests of the holders of notes in any material respect. The Company, Tyco and the trustee, without the consent of any holders of notes, may also enter into a supplemental indenture to establish the form or terms of any series of debt securities as are not otherwise inconsistent with any of the provisions of the indenture.

Further Issues

   The Company may, without notice to or the consent of the holders of the notes, issue additional notes of the same tenor as the notes, with the guarantee of Tyco substantially identical to the guarantee of the notes offered hereby, so that such additional notes and the notes offered hereby shall form a single series, and references herein to the notes shall include (unless the context otherwise requires) any further notes issued as described in this paragraph.

Unclaimed Payments

   All money paid by the Company to a paying agent that remains unclaimed at the end of two years after the amount is due to a holder will be repaid to the Company. After that two-year period, the holder may look only to the Company for payment and not to the trustee, any other paying agent or anyone else.

Prescription

   Under New York's statute of limitations, any legal action upon the notes must be commenced within six years after the payment thereof is due.

Notices

   Notices to be given by the Company will be given at least once by publication in a daily newspaper in the English language with general circulation in London, England, and, so long as the notes are listed on the Luxembourg Stock Exchange and the rules of the Luxembourg Stock Exchange so require, in a daily newspaper of general circulation in Luxembourg. If publication in London or Luxembourg is impractical, notices shall be published by such means as will, so far as may be reasonably practicable, approximate publication in such newspaper. Publication is expected to be made in the Luxemburger Wort in Luxembourg and the Financial Times in London. Such notices will be deemed to have been given on the date of such publication or, if published more than once, on the date of the first such publication.

Governing Law

   The indenture and the notes will be governed by and construed in accordance with the laws of the State of New York.

Concerning the Trustee

   The trustee may hold notes, act as a depository for funds of, make loans to, or perform other services for, Tyco, the Company and their respective subsidiaries as if it were not the trustee.

                        ENFORCEMENT OF CIVIL LIABILITIES

   The Company and Tyco have consented in the indenture to jurisdiction in the United States federal and state courts in The City of New York and to service of process in The City of New York in any legal suit, action or proceeding brought to enforce any rights under or with respect to the indenture, the notes and the guarantees. However, substantially all of the Company's directly held assets consists of shares in its wholly-owned subsidiary Tyco Group S.a.r.l., a Luxembourg company which, through its subsidiaries, owns a substantial majority of the assets of the Company. A substantial majority of Tyco's directly held assets consists of shares in the Company. Accordingly, any judgment against the Company or Tyco in respect of the indenture, the notes or the guarantees, including for civil liabilities under the United States federal securities laws, obtained in any United States federal or state court may have to be enforced in the courts of Luxembourg. Investors should not assume that the courts of Luxembourg would enforce judgments of United States courts obtained against the Company or Tyco predicated upon the civil liability provisions of the United States federal securities laws or that such courts would enforce, in original actions, liabilities against the Company or Tyco predicated solely upon such laws.

                 CERTAIN LUXEMBOURG, BERMUDA AND UNITED STATES
                        FEDERAL INCOME TAX CONSEQUENCES

   The following discussion is intended to be a general summary of Luxembourg, Bermuda and United States federal income tax consequences to holders of notes. Due to the complexity of the tax laws of these and other taxing jurisdictions, the uncertainty, in some instances, as to the manner in which such laws apply to holders and possible changes in law, it is particularly important that each holder consult with its own tax adviser regarding the tax treatment of the acquisition, ownership and disposition of notes under the laws of any federal, state, local or other taxing jurisdiction.

Luxembourg

   Under current law, no withholding or deduction is imposed in Luxembourg in respect of any payment to be made by the Company in respect of the notes. Holders of notes who are neither resident in Luxembourg nor engaged in a trade or business through a permanent establishment or permanent representative in Luxembourg will not be subject to taxes or duties in Luxembourg with respect to interest payments on, or gains realized on the disposition of, the notes. No stamp, registration or similar taxes, duties or charges are payable in Luxembourg in connection with the issue of the notes.

Bermuda

   Under current law, no income, withholding or other taxes or stamp, registration or other duties are imposed upon the issue, transfer or sale of the notes or on any payments made in respect of the notes or the guarantees.

United States

   The following is a general discussion of certain U.S. federal income tax consequences of the exchange of restricted notes for exchange notes pursuant to the exchange offer and the ownership and disposition of the notes to initial holders who purchased notes at their "issue price." As used in this section, the term "notes" refers to and includes the restricted notes and the exchange notes. The "issue price" of the notes equals the first price at which a substantial amount of the notes were sold for cash to the public, not including the initial purchasers or other persons acting in the capacity of underwriters, placement agents or wholesalers. This summary is based upon laws, regulations, rulings and decisions currently in effect, all of which are subject to change at any time, possibly with retroactive effect. Moreover, it deals only with purchasers who hold notes as "capital assets" within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"), and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, tax exempt investors, dealers in securities or currencies, U.S. expatriates, persons holding notes as a hedge against currency risk or as a position in a "straddle," "hedge," "conversion" or another integrated transaction for tax purposes, persons who own, directly or indirectly, 10 percent or more of the voting power of the Company, or U.S. Holders, as defined below, whose functional currency is not the U.S. dollar. Further, this discussion does not address the consequences under U.S. federal estate or gift tax laws or the laws of any U.S. state or locality. Finally, this discussion does not address the tax consequences to holders of notes who did not acquire the notes at their issue price, including the potential application of the market discount and acquisition premium rules of the Code to such holders.

   Holders of the notes are urged to consult their own tax advisors concerning the consequences, in their particular circumstances, of ownership of the notes and the exchange of restricted notes for exchange notes pursuant to the exchange offer under the U.S. federal tax laws and the laws of any relevant state, local or non-U.S. taxing jurisdiction.

   As used herein, the term "U.S. Holder" means a beneficial owner of notes that is, for U.S. federal income tax purposes:

  .   a citizen or resident of the United States;

  . a corporation or other entity that has elected to be treated as a corporation, created or organized in or under the laws of the United States or of any political subdivision thereof;

  . an estate whose income is subject to U.S. federal income tax regardless of its source; or

  . a trust if, in general, a court within the United States is able to exercise primary jurisdiction over its administration and one or more U.S. persons have authority to control all of its substantial decisions.

   As used herein, the term "non-U.S. Holder" means a beneficial owner of notes (other than a partnership) that is not a U.S. Holder for U.S. federal income tax purposes.

   If a partnership is a beneficial owner of notes, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. If a Holder is a partner or a partnership holding notes, such Holder should consult its tax advisor about the U.S. federal income tax consequences of holding and disposing of notes.

The Exchange Offer

   An exchange of restricted notes for exchange notes pursuant to the exchange offer will not be treated as an exchange or other taxable event for U.S. federal income tax purposes. Accordingly, there will be no U.S. federal income tax consequences to holders of restricted notes who exchange restricted notes for exchange notes pursuant to the exchange offer, and an exchanging holder will have the same adjusted tax basis and holding period in the exchange notes as it had in the restricted notes immediately before the exchange.

U.S. Holders

 Interest

   The gross amount of interest paid on the notes will be taxable as ordinary income for U.S. federal income tax purposes when received or accrued by a U.S. Holder in accordance with such U.S. Holder's method of tax accounting. Any Additional Amounts paid in respect of withholding taxes and any additional interest paid as a result of a registration default in general should be taxable in the same manner. Interest on the notes will be income from sources outside the United States and, with certain exceptions, will be treated as "passive" income for purposes of computing the foreign tax credit allowable under U.S. federal income tax laws. The rules relating to foreign tax credits and the timing thereof are extremely complex, and U.S. Holders should consult their own tax advisers with regard to the availability of foreign tax credits and the application of the foreign tax credit limitations to their particular situations.

   If a U.S. Holder is a cash method taxpayer, such U.S. Holder will be required to include in income the U.S. dollar value of the interest payments made in euro. The U.S. dollar value will be determined using the spot rate of exchange on the date such U.S. Holder receives the payment, regardless of whether such U.S. Holder converts the euro to U.S. dollars at that time.

   If a U.S. Holder is an accrual method taxpayer, such U.S. Holder will be required to include in income the U.S. dollar value of the interest that it must accrue during any accrual period, determined by translating the accrued interest at the average U.S. dollar-euro exchange rate for the accrual period (or, if the accrual period spans two taxable years, at the average exchange rate for the partial period within the taxable year). In addition, such U.S. Holder will recognize U.S. source ordinary income or loss as a result of the exchange rate fluctuations during the interest accrual periods. This income or loss will be equal to the difference between:

  . the U.S. dollar value of the payment received (determined by using the spot rate of exchange on the date the U.S. Holder receives the payment) in respect of the accrual period and

  . the U.S. dollar value of interest income that has accrued during that accrual period (determined as described above or pursuant to the election described in the next paragraph).

   Regardless of the U.S. Holder's general accounting method, it may elect to translate interest income into U.S. dollars at the spot rate on the last day of the interest accrual period (or, in the case of a partial accrual period, the spot rate on the last day of the taxable year), or alternatively, if the date of receipt is within five business days of the last day of the interest accrual period, the spot rate on the date of receipt. If a U.S. Holder makes this election, it will be required to apply it consistently to all debt instruments that it owns at the beginning of the first taxable year to which the election applies and to all debt instruments that it acquires afterwards. A U.S. Holder will not be able to revoke the election without the consent of the Internal Revenue Service.

   A U.S. Holder's tax basis in any euro that it receives will be equal to the U.S. dollar value of the euro on the day it receives them. Any gain or loss that a U.S. Holder realizes on the sale or other disposition of the euro will generally be U.S. source ordinary income.

 Disposition

   Upon the sale, redemption or other taxable disposition of a note, a U.S. Holder will recognize capital gain or loss equal to the difference between the amount realized, excluding any amount attributable to accrued interest not previously included in income, which will be taxable as ordinary interest income as described above, and the U.S. Holder's tax basis in the notes, generally the U.S. Holder's cost. Such gain or loss will be long term capital gain or loss if the notes are held for more than one year. The deductibility of capital losses is subject to certain limitations.

   To the extent that gain or loss is realized on the sale, redemption or other taxable disposition attributable to fluctuations in currency exchange rates, the gain or loss will be treated as U.S. source ordinary income or loss. This gain or loss will be equal to the difference between:

  . the U.S. dollar value of the amount the U.S. Holder paid for the note, determined at the spot rate on the date of the sale, redemption or other taxable disposition, and

  . the U.S. dollar value of the amount the U.S. Holder paid for the note, determined on the date it acquired the note.

   A U.S. Holder will be required to include this foreign currency gain or loss in income only to the extent of the total gain or loss it realizes on the sale, redemption or other taxable disposition of the note.

   Any gain a U.S. Holder recognizes in excess of the foreign currency gain or loss will generally be treated as U.S. source capital gain and loss so recognized generally will offset income from sources in the United States. It will be long-term capital gain or loss if the U.S. Holder's holding period for the note was more than one year at the time of the sale, redemption or other taxable disposition, and short-term capital gain or loss otherwise.

   A U.S. Holder's tax basis in any euro that it receives on the sale or disposition on a note will be equal to the U.S. dollar value of the euro on the day it receives them. Any gain or loss a U.S. Holder realizes on the sale or other disposition of the euro will generally be U.S. source ordinary income or loss.

 Information Reporting and Backup Withholding

   Non-exempt U.S. Holders may be subject to information reporting with respect to payments of interest on, and the- proceeds of the disposition of, notes. Non-exempt U.S. Holders who are subject to information reporting and who do not provide appropriate information when requested may be subject to backup withholding at a 31% rate. U.S. Holders should consult their tax advisors.

Non-U.S. Holders

 Interest and Disposition

   In general and subject to the discussion below under "Information Reporting and Backup Withholding," a non-U.S. Holder will not be subject to U.S. federal income or withholding tax with respect to payments of interest on, or gain upon the disposition of, notes, unless (i) the income or gain is "U.S. trade or business income," which means income or gain that is effectively connected with the conduct by the non-U.S. Holder of a trade or business, or, in the case of a treaty resident, attributable to a permanent establishment or a fixed base, in the United States, or (ii) such Non-U.S. Holder is an individual who is present in the U.S. for 183 days or more in the taxable year of disposition and certain other conditions are met. U.S. trade or business income of a non-U.S. holder will generally be subject to regular U.S. income tax in the same manner as if it were realized by a U.S. Holder. Non-U.S. holders that realize U.S. trade or business income with respect to the notes should consult their tax advisors as to the treatment of such income or gain. In addition, U.S. trade or business income of a non-U.S. holder that is a non-U.S. corporation may be subject to a branch profits tax at a rate of 30%, or such lower rate provided by an applicable income tax treaty.

 Information Reporting and Backup Withholding

   If the notes are held by a non-U.S. Holder through a non-U.S., and non-U.S. related, broker or financial institution, information reporting and backup withholding generally would not be required. Information reporting, and possibly backup withholding, may apply if the notes are held by a non-U.S. Holder through a U.S., or U.S. related, broker or financial institution and the non-U.S. Holder fails to provide appropriate information. Holders should consult their tax advisors.

                              PLAN OF DISTRIBUTION

   Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This document, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes or market-making activities or other trading activities.

   The Company will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transaction in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any such resale of exchange notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

   For a period starting on the date of this prospectus and ending on the close of business on the earlier to occur of:

     1. the date on which all exchange notes held by broker-dealers eligible to use the prospectus to satisfy their prospectus delivery obligations under the Securities Act have been sold and

     2. the date 180 days after the consummation of the exchange offer, the Company will make this document, as amended or supplemented, available to any broker-dealer in connection with any such resale and will send additional copies of this document and any amendment or supplement to this prospectus to any broker-dealer that requests such documents.

   The Company has agreed to pay all expenses incident to the exchange offer, including the expense of one counsel for the holders of the restricted notes, other than commissions or concession of any broker-dealers and will indemnify the holders of the restricted notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

   Certain U.S. legal matters regarding the notes and Tyco's guarantees of the notes have been passed upon for Tyco by Davis Polk & Wardwell, New York, New York. Certain matters under the laws of Bermuda related to the guarantees of Tyco of the notes will be passed upon for Tyco by Appleby Spurling & Kempe, Hamilton, Bermuda, Bermuda counsel to Tyco. Michael L. Jones, Secretary of Tyco, is a partner of Appleby Spurling & Kempe. Certain matters under the laws of Luxembourg related to the notes will be passed upon by Beghin & Feider in association with Allen & Overy, Luxembourg counsel to the Company. Davis Polk & Wardwell has relied on Appleby Spurling & Kempe with respect to matters of Bermuda law and on Beghin & Feider in association with Allen & Overy with respect to matters of Luxembourg law.

                                    EXPERTS

   The consolidated financial statements and financial statement schedule of Tyco as of September 30, 1999 and 1998, and for the years ended September 30, 1999 and 1998 and the nine months ended September 30, 1997 included in Tyco's Annual Report on Form 10-K/A filed on June 26, 2000, and incorporated by reference in this document, have been audited by PricewaterhouseCoopers, independent accountants, as set forth in their report included therein. In its report, that firm states that with respect to certain subsidiaries its opinion is based upon the reports of other independent accountants, namely Deloitte & Touche LLP (as it relates to the consolidated statements of operations, changes in stockholders' equity and cash flows of United States Surgical Corporation and its subsidiaries for the nine-month period ended September 30, 1997 and the related financial statement schedule for the nine-month period ended September 30, 1997) and Arthur Andersen LLP (as it relates to the consolidated balance sheet of AMP Incorporated and subsidiaries as of September 30, 1998, and the related consolidated statements of income, shareholders' equity and cash flows for the year ended September 30, 1998 and the nine months ended September 30,
1997). The consolidated financial statements and financial statement schedule referred to above have been incorporated herein in reliance on said reports given on the authority of such firms as experts in auditing and accounting.

                        LISTING AND GENERAL INFORMATION

   1. In connection with the application to list the exchange notes on the Luxembourg Stock Exchange, a legal notice relating to the issue of the exchange notes and copies of the Articles of Incorporation of the Company and the Memorandum of Association and Bye-Laws of Tyco was deposited with the Chief Registrar of the District Court of Luxembourg ("Greffier en Chef du Tribunal d'Arrondissement de et a Luxembourg") where such documents may be examined and copies obtained.

   2. Copies of the indenture, the registration rights agreement, the documents listed in Item 1 above and the financial statements listed in Item 7 below are available, and copies of Tyco's most recent Annual Report to Shareholders, Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K may be obtained free of charge, at the specified office of the paying agent in Luxembourg, if and so long as the exchange notes are listed on the Luxembourg Stock Exchange. Tyco does not publish non-consolidated financial statements.

   3. The issue of the exchange notes was duly authorized by the Company pursuant to an authorization of its Board of Directors on March 16, 2000. The issue of the guarantees was duly authorized by Tyco pursuant to an authorization of its Board of Directors on November 3, 1999.

   4. The most recently available financial statements of the Company have been filed at the Company Registry in Luxembourg (Registre de Commerce et des Societes) at the District Court of Luxembourg and such documents are publicly available at such Registry and copies can be obtained at the Registry.

   5. The exchange notes have been accepted for clearance through DTC (Cusip
Number: 902118 AT5) and the Euroclear System and Clearstream Luxembourg (Common Code 011557520). The ISIN for the exchange notes is US902118AT52. The Regulation S notes have been accepted for clearance through the Euroclear and Clearstream, Luxembourg systems (Common Code 010982758). The ISIN for the Regulation S notes is XS0109827583.

                             LETTER OF TRANSMITTAL

                         Tyco International Group S.A.
                            Tyco International Ltd.

                               OFFER TO EXCHANGE

                             6 1/8% NOTES DUE 2007
                                      FOR
                             6 1/8% NOTES DUE 2007

                PURSUANT TO THE PROSPECTUS DATED AUGUST 8, 2000


       THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON
          SEPTEMBER 7, 2000, UNLESS THE EXCHANGE OFFER IS EXTENDED.


                 The Exchange Agent for the Exchange Offer is:

                              The Bank of New York

        BY REGISTERED OR                FACSIMILE TRANSACTIONS:                   BY HAND OR
         CERTIFIED MAIL:              (Eligible Institutions Only)           OVERNIGHT DELIVERY:
       The Bank of New York                  (212) 815-6331                  The Bank of New York
      101 Barclay Street, 7E                                                  101 Barclay Street
     New York, New York 10286           TO CONFIRM BY TELEPHONE        Corporate Trust Services Window
          Attn: Kin Lau                 OR FOR INFORMATION CALL:                 Ground Level
    Reorganization Department                (212) 815-3750                New York, New York 10286
                                                                                Attn: Kin Lau
                                                                          Reorganization Department

   DELIVERY OF THIS INSTRUMENT TO AN ADDRESS OR TRANSMISSION TO A FACSIMILE NUMBER OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY. THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING CERTIFICATES, IS AT THE RISK OF THE HOLDER. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. YOU SHOULD READ THE INSTRUCTIONS ACCOMPANYING THIS LETTER OF TRANSMITTAL CAREFULLY BEFORE YOU COMPLETE THIS LETTER OF TRANSMITTAL.

   The undersigned acknowledges that he or she has received the prospectus, dated August 8, 2000 (the "Prospectus"), of Tyco International Group S.A., a Luxembourg company (the "Company"), and Tyco International Ltd., a Bermuda company ("Tyco"), and this Letter of Transmittal and the instructions hereto (the "Letter of Transmittal"), which together constitute the Company's offer (the "Exchange Offer") to exchange (Euro)1,000 principal amount of its 6 1/8% Notes due 2007 (the "Exchange Notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement of which the Prospectus is a part, for each (Euro)1,000 principal amount of its outstanding 6 1/8% Notes due 2007 (the "Restricted Notes"), of which (Euro)600,000,000 aggregate principal amount is outstanding, upon the terms and subject to the conditions set forth in the Prospectus. The term "Expiration Date" shall mean 5:00 p.m. New York City time on September 7, 2000, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term shall mean the latest date and time to which the Exchange Offer is extended by the Company. Capitalized terms used but not defined herein have the meaning given to them in the Prospectus.

   This Letter of Transmittal is to be used if (1) certificates representing Restricted Notes are to be physically delivered to the Exchange Agent by Holders (as defined below), (2) the Restricted Notes are to be tendered by book-entry transfer pursuant to the procedures set forth in the Prospectus under "The Exchange Offer--Book-Entry Transfer" or (3) if tender of the Restricted Notes is to be made by Holders according to the guaranteed delivery procedures set forth in the Prospectus under "Exchange Offer--Guaranteed Delivery Procedures." Delivery of this Letter of Transmittal and any other required documents must be made to the Exchange Agent.

   DELIVERY OF DOCUMENTS TO EUROCLEAR, CLEARSTREAM, LUXEMBOURG OR DTC DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

   The term "Holder" as used herein means any person in whose name Restricted Notes are registered on the books of the Company or any other person who has obtained a properly completed bond power from the registered holder.

   Any Holder of Restricted Notes who wishes to tender his, her or its Restricted Notes must, prior to the Expiration Date, either: (a) complete, sign and deliver this Letter of Transmittal, or a facsimile thereof, to the Exchange Agent, in person or to the address or facsimile number set forth above and tender (and not withdraw) his, her or its Restricted Notes or, (b) if a tender of Restricted Notes is to be made by book-entry transfer to the account maintained by the Exchange Agent at Euroclear, Clearstream, Luxembourg, or DTC, confirm such book-entry transfer, including the delivery of an Agent's Message (a "Book-Entry Confirmation"), in each case in accordance with the procedures for tendering described in the Instructions to this Letter of Transmittal. Holders of Restricted Notes whose certificates are not immediately available or who are unable to deliver their certificates or Book-Entry Confirmation and all other documents required by this Letter of Transmittal to be delivered to the Exchange Agent on or prior to the Expiration Date, must tender their Restricted Notes according to the guaranteed delivery procedures set forth under the caption "Exchange Offer--Guaranteed Delivery Procedures" in the Prospectus. (See Instruction 2.)

   Upon the terms and subject to the conditions of the Exchange Offer, the acceptance for exchange of the Restricted Notes validly tendered and not withdrawn and the issuance of the Exchange Notes will be made promptly following the Expiration Date. For the purposes of the Exchange Offer, the Company shall be deemed to have accepted for exchange validly tendered Restricted Notes when, as and if the Company has given written notice thereof to the Exchange Agent.

   The undersigned has completed, executed and delivered this Letter of Transmittal to indicate the action the undersigned desires to take with respect to the Exchange Offer.

   PLEASE READ THIS ENTIRE LETTER OF TRANSMITTAL AND THE PROSPECTUS CAREFULLY BEFORE CHECKING ANY BOX BELOW. THE INSTRUCTIONS INCLUDED IN THIS LETTER OF TRANSMITTAL MUST BE FOLLOWED. QUESTIONS AND REQUESTS FOR ASSISTANCE OR FOR ADDITIONAL COPIES OF THE PROSPECTUS, THIS LETTER OF TRANSMITTAL AND THE NOTICE OF GUARANTEED DELIVERY MAY BE DIRECTED TO THE EXCHANGE AGENT. SEE INSTRUCTION 12.

   HOLDERS WHO WISH TO ACCEPT THE EXCHANGE OFFER AND TENDER THEIR RESTRICTED NOTES MUST COMPLETE THIS LETTER OF TRANSMITTAL IN ITS ENTIRETY AND COMPLY WITH ALL OF ITS TERMS.

   List below the Restricted Notes to which this Letter of Transmittal relates. If the space provided below is inadequate, the Certificate Numbers and Principal Amounts should be listed on a separate signed schedule, attached hereto. The minimum permitted tender is (Euro)1,000 in principal amount of the Restricted Notes. All other tenders must be in integral multiples of
(Euro)1,000.


                        DESCRIPTION OF RESTRICTED NOTES

                                                      -------------------------

                                                     1                   2                   3
                                -----------------------------------------------
                                                                                         Principal
                                                                     Aggregate           Amount of
                                                                     Principal          Restricted
  Name(s) and Address(es) of Registered         Certificate          Amount of             Notes
  Holder(s): (Please Fill In, If Blank)          Number(s)             Notes             Tendered/1/ *

--------------------------------------------------------------------------------
                                -----------------------------------------------
                                -----------------------------------------------
                                -----------------------------------------------
                                              Total

--------------------------------------------------------------------------------
*Need not be completed by Holders who wish to tender all Restricted Notes listed.

              PLEASE READ CAREFULLY THE ACCOMPANYING INSTRUCTIONS



  SPECIAL REGISTRATION INSTRUCTIONS          SPECIAL DELIVERY INSTRUCTIONS
    (See Instructions 4, 5 and 6)            (See Instructions 4, 5 and 6)


  To be completed ONLY if Restricted       To be completed ONLY if Restricted
 Notes in a principal amount not          Notes in a principal amount not
 tendered, or Exchange Notes issued       tendered, or Exchange Notes issued
 in exchange for Restricted Notes         in exchange for Restricted Notes
 accepted for exchange, are to be         accepted for exchange, are to be
 issued in the name of someone other      delivered to someone other than the
 than the undersigned.                    undersigned.


 Issue Exchange Note(s) to:               Deliver Exchange Note(s) to:


 Name(s): ___________________________     Name(s): ___________________________


 Address: ___________________________     Address: ___________________________
          (Include Zip Code)                       (Include Zip Code)


 ------------------------------------     ------------------------------------
    (Tax Identification or Social            (Tax Identification or Social
         Security Number(s))                      Security Number(s))



   IMPORTANT: THIS LETTER OF TRANSMITTAL OR A FACSIMILE HEREOF (TOGETHER WITH THE CERTIFICATE(S) FOR RESTRICTED NOTES AND ALL OTHER REQUIRED DOCUMENTS) OR A CONFIRMATION OF BOOK-ENTRY TRANSFER AND AGENT'S MESSAGE OF SUCH RESTRICTED NOTES MUST BE RECEIVED BY THE EXCHANGE AGENT PRIOR TO THE EXPIRATION DATE. IF GUARANTEED DELIVERY PROCEDURES ARE TO BE COMPLIED WITH, A NOTICE OF GUARANTEED DELIVERY MUST BE RECEIVED BY THE EXCHANGE AGENT PRIOR TO THE EXPIRATION DATE.

   HOLDERS WHOSE RESTRICTED NOTES ARE NOT IMMEDIATELY AVAILABLE OR WHO CANNOT DELIVER THEIR RESTRICTED NOTES AND ALL OTHER DOCUMENTS REQUIRED HEREBY TO THE EXCHANGE AGENT ON OR PRIOR TO THE EXPIRATION DATE MAY TENDER THEIR RESTRICTED NOTES ACCORDING TO THE GUARANTEED DELIVERY PROCEDURES SET FORTH IN THE PROSPECTUS UNDER THE CAPTION "EXCHANGE OFFER--GUARANTEED DELIVERY PROCEDURES." (SEE INSTRUCTION 2.)

[_]CHECK HERE IF RESTRICTED NOTES ARE BEING DELIVERED PURSUANT TO A NOTICE OF
   GUARANTEED DELIVERY PREVIOUSLY SENT TO THE EXCHANGE AGENT AND COMPLETE THE
   FOLLOWING:

  NAME(S) OF TENDERING HOLDER(S)

  DATE OF EXECUTION OF NOTICE OF GUARANTEED DELIVERY

  NAME OF INSTITUTION WHICH GUARANTEES DELIVERY

  TRANSACTION CODE NUMBER

[_]CHECK HERE IF YOU ARE A BROKER-DEALER AND WISH TO RECEIVE 10 ADDITIONAL
   COPIES OF THE PROSPECTUS AND 10 COPIES OF ANY AMENDMENTS OR SUPPLEMENTS THERETO.

  NAME:

  ADDRESS:

   If the undersigned is not a broker-dealer, the undersigned represents that
(1) it is acquiring the Exchange Notes in the ordinary course of its business,
(2) it has no arrangements or understanding with any person, nor does it intend to engage in, a distribution (as that term is interpreted by the SEC) of Exchange Notes and (3) it is not an affiliate (as that term is interpreted by the SEC) of the Company. If the undersigned is a broker-dealer that will receive Exchange Notes for its own account in exchange for Restricted Notes that were acquired as a result of market-making activities or other trading activities, it acknowledges that it will deliver a prospectus in connection with any resale of such Exchange Notes; however, by so acknowledging and by delivering a prospectus, the undersigned will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

NOTE: SIGNATURES MUST BE PROVIDED BELOW. PLEASE READ ACCOMPANYING INSTRUCTIONS
      CAREFULLY.

Ladies and Gentlemen:

   Subject to the terms and conditions of the Exchange Offer, the undersigned hereby tenders to Tyco International Group S.A. (the "Company") the principal amount of Restricted Notes indicated above.

   Subject to and effective upon the acceptance for exchange of the principal amount of Restricted Notes tendered hereby in accordance with the terms of the Exchange Offer described in the prospectus, this Letter of Transmittal and the accompanying Instructions, or upon the order of the Company, the undersigned sells, assigns and transfers to the Company all right, title and interest in and to the Restricted Notes tendered hereby. The undersigned hereby irrevocably constitutes and appoints the Exchange Agent as its agent and attorney-in-fact (with full knowledge that the Exchange Agent also acts as the agent of the Company and as Trustee and Registrar under the Indenture for the Restricted Notes and the Exchange Notes) with respect to the tendered Restricted Notes with full power of substitution (such power of attorney being deemed an irrevocable power coupled with an interest), subject only to the right of withdrawal described in the Prospectus, to (1) deliver certificates for such Restricted Notes to the Company or transfer ownership of such Restricted Notes on the account books maintained by Euroclear, Clearstream, Luxembourg, or DTC, together, in either such case, with all accompanying evidences of transfer and authenticity to, or upon the order of, the Company and (2) present such Restricted Notes for transfer on the books of the Company and receive all benefits and otherwise exercise all rights of beneficial ownership of such Restricted Notes, all in accordance with the terms of the Exchange Offer.

   The undersigned acknowledges that the Exchange Offer is being made in reliance upon interpretative advice given by the staff of the SEC to third parties in connection with transactions similar to the Exchange Offer, so that the Exchange Notes issued pursuant to the Exchange Offer in exchange for the Restricted Notes may be offered for resale, resold and otherwise transferred by holders thereof (other than a broker-dealer who purchased such Restricted Notes directly from the Company for resale pursuant to Rule 144A, Regulation S or any other available exemption under the Securities Act or a person that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities
Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired by non-affiliates of the Company in the ordinary course of such holders' business and such holders are not participating, do not intend to participate and have no arrangement or understanding with any person to participate, in the distribution of such Exchange Notes.

   The undersigned agrees that acceptance of any tendered Restricted Notes by the Company and the issuance of Exchange Notes in exchange therefor shall constitute performance in full by the Company of its obligations under the Exchange Offer and Registration Rights Agreement and that, upon the issuance of the Exchange Notes, the Company will have no further obligations or liabilities thereunder (except in certain limited circumstances).

   The undersigned represents and warrants that (1) the Exchange Notes acquired pursuant to the Exchange Offer are being acquired in the ordinary course of business of the person receiving Exchange Notes (which shall be the undersigned unless otherwise indicated in the box entitled "Special Delivery Instructions" above) (the "Recipient"), (2) neither the undersigned nor the Recipient (if different) is engaged in, intends to engage in or has any arrangement or understanding with any person to participate in the distribution (as that term is interpreted by the SEC) of such Exchange Notes, and (3) neither the undersigned nor the Recipient (if different) is an "affiliate" of the Company as defined in Rule 405 under the Securities Act.

   If the undersigned is a broker-dealer, the undersigned further (1) represents that it acquired Restricted Notes for the undersigned's own account as a result of market-making activities or other trading activities, (2) represents that it has not entered into any arrangement or understanding with the Company or any "affiliate" of the Company (within the meaning of Rule 405 under the Securities Act) to distribute the Exchange Notes to be received in the Exchange Offer and (3) acknowledges that it will deliver a prospectus meeting the requirements of the Securities Act (for which purposes, the delivery of the Prospectus, as the same may be hereafter supplemented or amended, shall be sufficient) in connection with any resale of Exchange Notes received in the Exchange Offer. Such a broker-dealer will not be deemed, solely by reason of such acknowledgment and prospectus delivery, to admit that it is an "underwriter" within the meaning of the Securities Act.

   The undersigned understands and agrees that the Company reserves the right not to accept tendered Restricted Notes from any tendering holder if the Company determines, in its sole and absolute discretion, that such acceptance could result in a violation of applicable securities laws.

   The undersigned hereby represents and warrants that the undersigned has full power and authority to tender, exchange, assign and transfer the Restricted Notes tendered hereby and to acquire Exchange Notes issuable upon the exchange of such tendered Restricted Notes, and that, when the same are accepted for exchange, the Company will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim. The undersigned also warrants that it will, upon request, execute and deliver any additional documents deemed to be necessary or desirable by the Exchange Agent or the Company in order to complete the exchange, assignment and transfer of tendered Restricted Notes or transfer of ownership of such Restricted Notes on the account books maintained by a book-entry transfer facility.

   The undersigned understands and acknowledges that the Company reserves the right in its sole discretion to purchase or make offers for any Restricted Notes that remain outstanding subsequent to the Expiration Date or, as set forth in the Prospectus under the caption "Exchange Offer--Procedures for Tendering," to terminate the Exchange Offer and, to the extent permitted by applicable law, purchase Restricted Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the Exchange Offer.

   The undersigned understands that the Company may accept the undersigned's tender by delivering written notice of acceptance to the Exchange Agent, at which time the undersigned's right to withdraw such tender will terminate. For purposes of the Exchange Offer, the Company shall be deemed to have accepted validly tendered Restricted Notes when, as and if the Company has given oral (which shall be confirmed in writing) or written notice thereof to the Exchange Agent.

   The undersigned understands that the first interest payment following the Expiration Date will include unpaid interest on the Restricted Notes accrued through the date of issuance of the Exchange Notes.

   The undersigned understands that tenders of Restricted Notes pursuant to the procedures described under the caption "Exchange Offer--Procedures for Tendering" in the Prospectus and in the instructions hereto will constitute a binding agreement between the undersigned, the Company and the Exchange Agent in accordance with the terms and subject to the conditions of the Exchange Offer.

   If any tendered Restricted Notes are not accepted for exchange pursuant to the Exchange Offer for any reason, certificates for any such unaccepted Restricted Notes will be returned, at the Company's cost and expense, to the undersigned at the address shown below or at a different address as may be indicated herein under "Special Delivery Instructions" as promptly as practicable after the Expiration Date.

   All authority conferred or agreed to be conferred by this Letter of Transmittal shall survive the death, incapacity or dissolution of the undersigned, and every obligation of the undersigned under this Letter of Transmittal shall be binding on the undersigned's heirs, personal representatives, successors and assigns. This tender may be withdrawn only in accordance with the procedures set forth in the prospectus and in this Letter of Transmittal.

   By acceptance of the Exchange Offer, each broker-dealer that receives Exchange Notes pursuant to the Exchange Offer hereby acknowledges and agrees that upon the receipt of notice by the Company of the happening of any event that makes any statement in the Prospectus untrue in any material respect or that requires the making of any changes in the Prospectus in order to make the statements therein not misleading (which notice the Company agrees to deliver promptly to such broker-dealer), such broker-dealer will suspend use of the Prospectus until the Company has amended or supplemented the Prospectus to correct such misstatement or omission and has furnished copies of the amended or supplemented prospectus to such broker-dealer.

   Unless otherwise indicated under "Special Registration Instructions," please issue the certificates representing the Exchange Notes issued in exchange for the Restricted Notes accepted for exchange and return any certificates for Restricted Notes not tendered or not exchanged, in the name(s) of the undersigned. Similarly, unless otherwise indicated under "Special Delivery Instructions," please send the certificates representing the Exchange Notes issued in exchange for the Restricted Notes accepted for exchange and any certificates for Restricted Notes not tendered or not exchanged (and accompanying documents, as appropriate) to the undersigned at the address shown below the undersigned's signature(s). In the event that both "Special Registration Instructions" and "Special Delivery Instructions" are completed, please issue the certificates representing the Exchange Notes issued in exchange for the Restricted Notes accepted for exchange in the name(s) of, and return any certificates for Restricted Notes not tendered or not exchanged to, the person(s) so indicated. The undersigned understands that the Company has no obligations pursuant to the "Special Registration Instructions" or "Special Delivery Instructions" to transfer any Restricted Notes from the name of the registered Holder(s) thereof if the Company does not accept for exchange any of the Restricted Notes so tendered.

   Holders who wish to tender the Restricted Notes and (1) whose Restricted Notes are not immediately available or (2) who cannot deliver their Restricted Notes, this Letter of Transmittal or any other documents required hereby to the Exchange Agent prior to the Expiration Date, may tender their Restricted Notes according to the guaranteed delivery procedures set forth in the Prospectus under the caption "Exchange Offer--Guaranteed Delivery Procedures."
(See Instruction 2.)

                                ---------------

   PLEASE SIGN HERE WHETHER OR NOT TENDER IS TO BE MADE PURSUANT TO THE GUARANTEED DELIVERY PROCEDURES

    This Letter of Transmittal must be signed by the registered holder(s) as its (their) name(s) appear on the Restricted Notes, or by person(s) authorized to become registered holder(s) by a properly completed bond power from the registered holder(s), a copy of which must be transmitted with this Letter of Transmittal. If the Restricted Notes to which this Letter of Transmittal relate are held of record by two or more joint holders, then all such holders must sign this Letter of Transmittal. If signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, then such person must (1) set forth his or her full title below and (2) unless waived by the Company, submit evidence satisfactory to the Company of such person's authority so to act. (See Instruction 4.)

                                        --------------------------------------
                                             (SIGNATURE(S) OF HOLDER(S))

 Date: _________ , 2000

 Name(s) ______________________________
            (PLEASE PRINT)

 Capacity (full title) ________________________________________________________

 Address ______________________________________________________________________
                               (INCLUDE ZIP CODE)

 Area Code and Telephone Number _______________________________________________

 ------------------------------------------------------------------------------
               (TAX IDENTIFICATION OR SOCIAL SECURITY NUMBER(S))

 ------------------------------------------------------------------------------

 ------------------------------------------------------------------------------

                           GUARANTEE OF SIGNATURE(S)
                              (SEE INSTRUCTION 1)

 Authorized Signature _________________________________________________________

 Date: _________ , 2000

 Name of Firm _________________________________________________________________

 Capacity (full title) ________________________________________________________

 Address ______________________________________________________________________
                               (INCLUDE ZIP CODE)

 Area Code and Telephone Number _______________________________________________

                                  INSTRUCTIONS

   FORMING PART OF THE TERMS AND CONDITIONS OF THE EXCHANGE OFFER

   1. GUARANTEE OF SIGNATURES. Signatures on this Letter of Transmittal need not be guaranteed if (a) this Letter of Transmittal is signed by the registered holder(s) of the Restricted Notes tendered herewith and such holder(s) have not completed the box set forth herein entitled "Special Registration Instructions" or the box entitled "Special Delivery Instructions" or (b) such Restricted Notes are tendered for the account of a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States (each, an "Eligible Institution"). (See Instruction 6.) Otherwise, all signatures on this Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution. All signatures on bond powers and endorsements on certificates must also be guaranteed by an Eligible Institution.

   2. DELIVERY OF THIS LETTER OF TRANSMITTAL AND RESTRICTED NOTES. Certificates for all physically delivered Restricted Notes or confirmation of any book-entry transfer to the Exchange Agent at Euroclear, Clearstream, Luxembourg, or DTC, of Restricted Notes tendered by book-entry transfer, as well as, in the case of physical delivery of Restricted Notes, a properly completed and duly executed copy of this Letter of Transmittal or facsimile hereof and any other documents required by this Letter of Transmittal, must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m. New York City time on the Expiration Date. The method of delivery of the tendered Restricted Notes, this Letter of Transmittal and all other required documents, or book-entry transfer and transmission of an Agent's Message by a Euroclear, Clearstream, Luxembourg, or DTC participant, to the Exchange Agent is at the election and risk of the Holder and the delivery will be deemed made only when actually received by the Exchange Agent. If Restricted Notes are sent by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery. No Letter of Transmittal or Restricted Notes should be sent to the Company, Euroclear, Clearstream, Luxembourg, or DTC.

   The Exchange Agent will make a request to establish an account with respect to the Restricted Notes at Euroclear, at Clearstream, Luxembourg, or at DTC for purposes of the Exchange Offer promptly after receipt of this Prospectus, and any financial institution that is a participant in Euroclear Clearstream, Luxembourg, or DTC may make book-entry delivery of Restricted Notes by causing Euroclear, Clearstream, Luxembourg, or DTC, as the case may be, to transfer such Restricted Notes into the Exchange Agent's account at Euroclear or Clearstream, Luxembourg, or DTC, as the case may be, in accordance with the relevant entity's procedures for transfer. However, although delivery of Restricted Notes may be effected through book-entry transfer at Euroclear, Clearstream, Luxembourg, or DTC, an Agent's Message (as defined in the next paragraph) in connection with a book-entry transfer and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at the address specified on the cover page of the Letter of Transmittal on or prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

   A Holder may tender Restricted Notes that are held through DTC by transmitting its acceptance through DTC's Automatic Tender Offer Program, for which the transaction will be eligible, and DTC will then edit and verify the acceptance and send an Agent's Message to the Exchange Agent for its acceptance. The term "Agent's Message" means a message transmitted by DTC to, and received by, the Exchange Agent and forming part of the Book-Entry Confirmation, which states that DTC has received an express acknowledgment from each participant in DTC tendering the Restricted Notes and that such participant has received the Letter of Transmittal and agrees to be bound by the terms of the Letter of Transmittal and the Company may enforce such agreement against such participant. Delivery of an Agent's Message will also constitute an acknowledgment from the tendering DTC participant that the representations and warranties set forth on page 4 of this Letter of Transmittal are true and correct.

   Holders of Restricted Notes held through Euroclear or Clearstream, Luxembourg, are required to use book-entry transfer pursuant to the standard operating procedures of Euroclear or Clearstream, Luxembourg, as the case may be, to accept the Exchange Offer and to tender their Restricted Notes. A computer-generated message must be transmitted to Euroclear or Clearstream, Luxembourg, as the case may be, in lieu of a Letter of Transmittal, in order to tender the Restricted Notes in the Exchange Offer.

   Holders who wish to tender their Restricted Notes and (1) whose Restricted Notes are not immediately available, or (2) who cannot deliver their Restricted Notes, this Letter of Transmittal or any other documents required hereby to the

Exchange Agent prior to the Expiration Date or comply with book-entry transfer procedures on a timely basis must tender their Restricted Notes according to the guaranteed delivery procedures set forth in the Prospectus. See "Exchange Offer--Guaranteed Delivery Procedures." Pursuant to such procedure: (1) such tender must be made by or through an Eligible Institution; (2) prior to the Expiration Date, the Exchange Agent must have received from the Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, overnight courier, mail or hand delivery) setting forth the name and address of the Holder of the Restricted Notes, the certificate number or numbers of such Restricted Notes and the principal amount of Restricted Notes tendered, stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after the Expiration Date, this Letter of Transmittal (or facsimile hereof) or any Agent's Message together with the certificate(s) representing the Restricted Notes or book-entry transfer, as the case may be, and any other required documents will be deposited by the Eligible Institution with the Exchange Agent; and (3) such properly completed and executed Letter of Transmittal (or facsimile hereof), as well as all other documents required by this Letter of Transmittal and the certificate(s) representing all tendered Restricted Notes in proper form for transfer (or a confirmation of book-entry transfer of such Restricted Notes into the Exchange Agent's account at Euroclear, Clearstream, Luxembourg, or DTC), must be received by the Exchange Agent within three New York Stock Exchange trading days after the Expiration Date, all in the manner provided in the Prospectus under the caption "Exchange Offer--Guaranteed Delivery Procedures." Any Holder who wishes to tender his, her or its Restricted Notes pursuant to the guaranteed delivery procedures described above must ensure that the Exchange Agent receives the Notice of Guaranteed Delivery prior to the Expiration Date. Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to Holders who wish to tender their Restricted Notes according to the guaranteed delivery procedures set forth above.

   All questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered Restricted Notes, and withdrawal of tendered Restricted Notes will be determined by the Company in its sole discretion, which determination will be final and binding. All tendering holders, by execution of this Letter of Transmittal (or facsimile thereof), shall waive any right to receive notice of the acceptance of the Restricted Notes for exchange. The Company reserves the absolute right to reject any and all Restricted Notes not properly tendered or any Restricted Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any irregularities or conditions of tender as to particular Restricted Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in this Letter of Transmittal) shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Restricted Notes must be cured within such time as the Company shall determine. Neither the Company, the Exchange Agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of Restricted Notes, nor shall any of them incur any liability for failure to give such notification. Tenders of Restricted Notes will not be deemed to have been made until such defects or irregularities have been cured to the Company's satisfaction or waived. Any Restricted Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering Holders pursuant to the Company's determination, unless otherwise provided in this Letter of Transmittal as soon as practicable following the Expiration Date.

   3. INADEQUATE SPACE. If the space provided is inadequate, the certificate numbers and/or the number of Restricted Notes should be listed on a separate signed schedule attached hereto.

   4. TENDER BY HOLDER. Only a registered Holder of Restricted Notes or a Euroclear, Clearstream, Luxembourg, or DTC participant listed on a securities position listing furnished by Euroclear, Clearstream, Luxembourg, or DTC with respect to the Restricted Notes may tender its Restricted Notes in the Exchange Offer. Any beneficial owner of Restricted Notes who is not the registered Holder and is not a Euroclear, Clearstream, Luxembourg, or DTC participant and who wishes to tender should arrange with such registered holder to execute and deliver this Letter of Transmittal on such beneficial owner's behalf or must, prior to completing and executing this Letter of Transmittal and delivering his, her or its Restricted Notes, either make appropriate arrangements to register ownership of the Restricted Notes in such beneficial owner's name or obtain a properly completed bond power from the registered holder or properly endorsed certificates representing such Restricted Notes.

   5. PARTIAL TENDERS; WITHDRAWALS. Tenders of Restricted Notes will be accepted only in integral multiples of (Euro)1,000. If less than the entire principal amount of any Restricted Notes is tendered, the tendering Holder should fill in the principal amount tendered in the third column of the box entitled "Description of Restricted Notes" above. The entire principal amount of any Restricted Notes delivered to the Exchange Agent will be deemed to have been tendered unless otherwise indicated. If the entire principal amount of all Restricted Notes is not tendered, then Restricted Notes for the principal amount of Restricted Notes not tendered and a certificate or certification representing Exchange Notes issued in exchange for any Restricted Notes accepted will be sent to the Holder at his, her or its registered address, unless a different address is provided in the "Special Delivery Instructions" box above on this Letter of Transmittal or unless tender is made through Euroclear, Clearstream, Luxembourg, or DTC promptly after the Restricted Notes are accepted for exchange.

   Except as otherwise provided herein, tenders of Restricted Notes may be withdrawn at any time prior to the Expiration Date. To withdraw a tender of Restricted Notes in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to the Expiration Date. Any such notice of withdrawal must
(1) specify the name of the person having deposited the Restricted Notes to be withdrawn (the "Depositor"), (2) identify the Restricted Notes to be withdrawn (including the certificate number or numbers and principal amount of such Restricted Notes, or, in the case of Restricted Notes transferred by book-entry transfer the name and number of the account at Euroclear, Clearstream, Luxembourg, or DTC to be credited), (3) be signed by the Depositor in the same manner as the original signature on the Letter of Transmittal by which such Restricted Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Registrar with respect to the Restricted Notes register the transfer of such Restricted Notes into the name of the person withdrawing the tender and (4) specify the name in which any such Restricted Notes are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Restricted Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no Exchange Notes will be issued with respect thereto unless the Restricted Notes so withdrawn are validly retendered. Any Restricted Notes which have been tendered but which are not accepted for exchange by the Company will be returned to the Holder thereof without cost to such Holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Restricted Notes may be retendered by following one of the procedures described in the Prospectus under "Exchange Offer--Procedures for Tendering" at any time prior to the Expiration Date.

   6. SIGNATURES ON THE LETTER OF TRANSMITTAL; BOND POWERS AND ENDORSEMENTS. If this Letter of Transmittal (or facsimile hereof) is signed by the registered Holder(s) of the Restricted Notes tendered hereby, the signature must correspond with the name(s) as written on the face of the Restricted Note without alteration, enlargement or any change whatsoever.

   If any of the Restricted Notes tendered hereby are owned of record by two or more joint owners, all such owners must sign this Letter of Transmittal.

   If a number of Restricted Notes registered in different names are tendered, it will be necessary to complete, sign and submit as many copies of this Letter of Transmittal as there are different registrations of Restricted Notes.

   If this Letter of Transmittal (or facsimile hereof) is signed by the registered Holder or Holders (which term, for the purposes described herein, shall include a book-entry transfer facility whose name appears on a security listing as the owner of the Restricted Notes) of Restricted Notes tendered and the certificate or certificates for Exchange Notes issued in exchange therefor is to be issued (or any untendered principal amount of Restricted Notes to be reissued) to the registered Holder, then such Holder need not and should not endorse any tendered Restricted Notes, nor provide a separate bond power. In any other case, such Holder must either properly endorse the Restricted Notes tendered or transmit a properly completed separate bond power with this Letter of Transmittal with the signatures on the endorsement or bond power guaranteed by an Eligible Institution.

   If this Letter of Transmittal (or facsimile hereof) is signed by a person other than the registered Holder or Holders of any Restricted Notes listed, such Restricted Notes must be endorsed or accompanied by appropriate bond powers in each case signed as the name of the registered Holder or Holders appears on the Restricted Notes.

   If this Letter of Transmittal (or facsimile hereof) or any Restricted Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, or officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority so to act must be submitted with this Letter of Transmittal.

   Endorsements on Restricted Notes or signatures on bond powers required by this Instruction 6 must be guaranteed by an Eligible Institution.

   7. SPECIAL REGISTRATION AND DELIVERY INSTRUCTIONS. Tendering Holders should indicate, in the applicable box or boxes, the name and address to which Exchange Notes or substitute Restricted Notes for principal amounts not tendered or not accepted for exchange are to be issued or sent, if different from the name and address of the person signing this Letter of Transmittal. In the case of issuance in a different name, the taxpayer identification or social security number of the person named must also be indicated.

   8. TRANSFER TAXES. The Company will pay all transfer taxes, if any, applicable to the exchange of Restricted Notes pursuant to the Exchange Offer. If, however, certificates representing Exchange Notes or Restricted Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered in the name of, any person other than the registered Holder of the Restricted Notes tendered hereby, or if tendered Restricted Notes are registered in the name of a person other than the person signing this Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Restricted Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered Holder or on any other persons) will be payable by the tendering Holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with this Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering Holder. See the Prospectus under "Exchange Offer--Solicitation of Tenders; Fees and Expenses."

   Except as provided in this Instruction 8, it will not be necessary for transfer tax stamps to be affixed to the Restricted Notes listed in this Letter of Transmittal.

   9. WAIVER OF CONDITIONS. The Company reserves the right, in its sole discretion, to amend, waive or modify specified conditions in the Exchange Offer in the case of any Restricted Notes tendered.

   10 MUTILATED, LOST, STOLEN OR DESTROYED RESTRICTED NOTES. Any tendering Holder whose Restricted Notes have been mutilated, lost, stolen or destroyed should contact the Exchange Agent at the address indicated herein for further instructions.

   11. REQUESTS FOR ASSISTANCE, COPIES. Requests for assistance and requests for additional copies of the Prospectus or this Letter of Transmittal may be directed to the Exchange Agent at the address specified in the Prospectus. Holders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Exchange Offer.

                         (DO NOT WRITE IN SPACE BELOW)

             Certificate           Restricted Notes                     Restricted Notes
              Tendered                 Accepted                           Surrendered
      ----------------------------------------------------------------------------------
      ------------------------------------------------------------
      ------------------------------------------------------------
      ------------------------------------------------------------


      Received __________     Accepted by _______  Checked by ________

      Delivery Prepared
      by ________________
                              Checked by ________  Date ______________

                         NOTICE OF GUARANTEED DELIVERY
                                      FOR
                             6 1/8% NOTES DUE 2007
                                       OF
                         TYCO INTERNATIONAL GROUP S.A.

   As set forth in the prospectus dated August 8, 2000 (the "Prospectus") of Tyco International Group S.A. (the "Company") and Tyco International Ltd. ("Tyco") and in the Letter of Transmittal (the "Letter of Transmittal"), this form or a form substantially equivalent to this form must be used to accept the Exchange Offer (as defined below) if the certificates for the outstanding 6 1/8% Notes due 2007 (the "Restricted Notes") of the Company and all other documents required by the Letter of Transmittal cannot be delivered to the Exchange Agent by the Expiration Date of the Exchange Offer or compliance with book-entry transfer procedures cannot be effected on a timely basis. Such form may be delivered by hand or transmitted by facsimile transmission, telex or mail to the Exchange Agent no later than the Expiration Date, and must include a signature guarantee by an Eligible Institution as set forth below. Capitalized terms used herein but not defined herein have the meanings ascribed thereto in the Prospectus.

               The Exchange Agent for the Exchange Offer is:

                            The Bank of New York

       BY REGISTERED OR         FACSIMILE TRANSACTIONS:         BY HAND OR OVERNIGHT
        CERTIFIED MAIL        (Eligible Institutions Only)            DELIVERY
     The Bank of New York            (212) 815-6331             The Bank of New York
    101 Barclay Street, 7E                                       101 Barclay Street
   New York, New York 10286     TO CONFIRM BY TELEPHONE    Corporate Trust Services Window
         Attn: Kin Lau                     OR                       Ground Level
   Reorganization Department     FOR INFORMATION CALL:        New York, New York 10286
                                     (212) 815-3750                 Attn: Kin Lau
                                                              Reorganization Department

   DELIVERY OF THIS INSTRUMENT TO AN ADDRESS OR TRANSMISSION TO A FACSIMILE NUMBER OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY. THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING CERTIFICATES, IS AT THE RISK OF THE HOLDER. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. YOU SHOULD READ THE INSTRUCTIONS ACCOMPANYING THE LETTER OF TRANSMITTAL CAREFULLY BEFORE YOU COMPLETE THIS NOTICE OF GUARANTEED DELIVERY.

   This Notice of Guaranteed Delivery is not to be used to guarantee signatures. If a signature on a Letter of Transmittal is required to be guaranteed by an Eligible Institution under the instructions thereto, such signatures must appear in the applicable space provided on the Letter of Transmittal for Guarantee of Signature(s).

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M. NEW YORK CITY
        TIME ON SEPTEMBER 7, 2000 UNLESS THE EXCHANGE OFFER IS EXTENDED.

Ladies and Gentlemen:

   The undersigned acknowledges receipt of the Prospectus and the related Letter of Transmittal which describes the Company's offer (the "Exchange Offer") to exchange (Euro)1,000 in principal amount of its 6 1/8% Notes due 2007 (the "Exchange Notes") for each (Euro)1,000 in principal amount of its 6 1/8% Notes due 2007 (the "Restricted Notes"). The undersigned hereby tenders to the Company the aggregate principal amount of Restricted Notes set forth below on the terms and conditions set forth in the Prospectus and the related Letter of Transmittal pursuant to the guaranteed delivery procedure set forth in the "Exchange Offer--Guaranteed Delivery Procedures" section in the Prospectus and the accompanying Letter of Transmittal.

   The undersigned understands that no withdrawal of a tender of Restricted Notes may be made on or after the Expiration Date. The undersigned understands that for a withdrawal of a tender of Restricted Notes to be effective, a written notice of withdrawal that complies with the requirements of the Exchange Offer must be timely received by the Exchange Agent at one of its addresses or by facsimile specified on the cover of this Notice of Guaranteed Delivery prior to the Expiration Date.

   The undersigned understands that the exchange of Restricted Notes for Exchange Notes pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of (1) such Restricted Notes (or Book-Entry Confirmation of the transfer of such Restricted Notes into the Exchange Agent's account at Morgan Guaranty Trust Company of New York, Brussels office, as operator of the Euroclear System ("Euroclear"), Clearstream Banking, societe anonyme, Luxembourg ("Clearstream, Luxembourg"), or The Depository Trust Company ("DTC"), as the case may be, and (2) if Restricted Notes are to be physically delivered, a Letter of Transmittal (or facsimile thereof) with respect to such Restricted Notes, properly completed and duly executed, with any required signature guarantees, this Notice of Guaranteed Delivery and any other documents required by the Letter of Transmittal or, in the case of book-entry transfer, a properly transmitted Agent's Message.

   Holders of Restricted Notes held through Euroclear or Clearstream, Luxembourg, are required to use book-entry transfer pursuant to the standard operating procedures of Euroclear or Clearstream, Luxembourg, as the case may be, to accept the Exchange Offer and to tender their Restricted Notes. A computer-generated message must be transmitted to Euroclear or Clearstream, Luxembourg, as the case may be, in lieu of a Letter of Transmittal, in order to tender the Restricted Notes in the Exchange Offer.

   The term "Agent's Message" means a message transmitted by Euroclear, Clearstream, Luxembourg, or DTC to, and received by, the Exchange Agent and forming part of the confirmation of a book-entry transfer, which states that Euroclear, Clearstream, Luxembourg, or DTC has received an express acknowledgment from a participant in Euroclear, Clearstream, Luxembourg, or DTC tendering the Restricted Notes and that such participant has received the Letter of Transmittal and agrees to be bound by the terms of the Letter of Transmittal and the Company may enforce such agreement against such participant.

   All authority conferred or agreed to be conferred by this Notice of Guaranteed Delivery shall not be affected by, and shall survive, the death or incapacity of the undersigned, and every obligation of the undersigned under this Notice of Guaranteed Delivery shall be binding on the heirs, executors, administrators, trustees in bankruptcy, personal and legal representatives, successors and assigns of the undersigned.

Ladies and Gentlemen:

   The undersigned hereby tender(s) to the Company, upon the terms and subject to the conditions set forth in the Prospectus and the related Letter of Transmittal, receipt of which is hereby acknowledged, the aggregate principal amount of Restricted Notes set forth below pursuant to the guaranteed delivery procedures set forth in the Prospectus under the caption "The Exchange Offer-- Guaranteed Delivery Procedures."

   All authority herein conferred or agreed to be conferred by this Notice of Guaranteed Delivery shall survive the death or incapacity of the undersigned and every obligation of the undersigned under this Notice of Guaranteed Delivery shall be binding upon the heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy and other legal representatives of the undersigned.


                                          Name(s) of Registered Holder(s):

       PLEASE SIGN AND COMPLETE           ------------------------------------

 Signature(s) of Owner(s) or              ------------------------------------

                                          Address: ___________________________
 Authorized Signatory: ______________
                                          ------------------------------------
 ------------------------------------     Area Code and Telephone No.: _______

 Principal Amount of Restricted           If Restricted Notes will be
 Notes Tendered:*                         tendered by book-entry transfer
                                          provide the following information:
 ------------------------------------     Signature: _________________________
                                          Euroclear,
 ------------------------------------     Clearstream, Luxembourg
                                          or DTC Account Number: _____________
 Certificate No(s). of Restricted         Date: ______________________________
 Notes (if available):


 ------------------------------------
   This Notice of Guaranteed Delivery must be signed by the holder(s) of Restricted Notes exactly as its (their) name(s) appear on certificates for Restricted Notes or on a security position listing as the owner of Restricted Notes, or by person(s) authorized to become holder(s) by endorsements and documents transmitted with this Notice of Guaranteed Delivery. If signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer or other person acting in a fiduciary or representative capacity, such person must provide the following information.

 ------------------------------------
 Date: ______________________________


                      Please print name(s) and address(es)

Name(s): _______________________________________________________________________
--------------------------------------------------------------------------------
Capacity: ______________________________________________________________________
--------------------------------------------------------------------------------
Address(es): ___________________________________________________________________
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

DO NOT SEND RESTRICTED NOTES WITH THIS NOTICE OF GUARANTEED DELIVERY. NOTES SHOULD BE SENT TO THE EXCHANGE AGENT TOGETHER WITH A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL.

              THE GUARANTEE ON THE REVERSE SIDE MUST BE COMPLETED

-------
*The principal amount of Restricted Notes tendered for exchange must be in integral multiples of (Euro)1,000 and the principal amount of untendered Restricted Notes, if any, must be in integral multiples of (Euro)1,000.

                                   GUARANTEE
                   (Not to Be Used for Signature Guarantee)

   The undersigned, a firm or other entity identified in Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended (the "Exchange Act") as an "eligible guarantor institution," including (as such terms are defined therein): (i) a bank; (ii) a broker, dealer, municipal securities broker, municipal securities dealer, government securities broker or government securities dealer; (iii) a credit union; (iv) a national securities exchange, registered securities association or clearing agency; or (v) a savings association that is a participant in a Securities Transfer Association recognized program (each of the foregoing being referred to as an "Eligible Institution"), hereby guarantees to deliver to the Exchange Agent at the address set forth above, either the Restricted Notes tendered hereby in proper form for transfer, or confirmation of the book-entry transfer of such Restricted Notes to the Exchange Agent's account at Morgan Guaranty Trust Company of New York, Brussels office, as operator of the Euroclear System, Clearstream Banking, societe anonyme, Luxembourg, or the Depository Trust Company, as the case may be, pursuant to the procedure for book-entry transfer set forth in the Prospectus, in either case together with one or more properly completed and duly executed Letters of Transmittal (or facsimile thereof or agent's message in lieu thereof) and any other required documents within three New York Stock Exchange trading days after the Expiration Date.

   The undersigned acknowledges that it must deliver the Letter of Transmittal (or agent's message in lieu thereof) and Restricted Notes tendered hereby to the Exchange Agent within the time period set forth above and that failure to do so could result in financial loss to the undersigned.



 Name of Firm: ______________________

                                          ____________________________________
                                                 (Authorized Signature)
 Address: ___________________________

                                          Name: ______________________________

 ____________________________________
          (Include Zip Code)

                                          Title: _____________________________

 Area Code and                            Date: ______________________________

 Telephone No.: _____________________

DO NOT SEND RESTRICTED NOTES WITH THIS NOTICE OF GUARANTEED DELIVERY. NOTES SHOULD BE SENT TO THE EXCHANGE AGENT TOGETHER WITH A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL.